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Journal Communications, Inc.

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JOURNAL COMMUNICATIONS, INC.

333 West State Street Milwaukee, Wisconsin 53203

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD TUESDAY, MAY 7, 2013

To our Shareholders:

We invite you to attend our 2013 Annual Meeting of Shareholders on Tuesday, May 7, 2013 at 9:00 a.m. Central Time at the Imperial Ballroom of the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Directions to the Pfister Hotel are printed on the back cover of the accompanying Proxy Statement. As we describe in the accompanying Proxy Statement, we will be voting on the following matters:

1.	the election of the two nominees named in the accompanying Proxy Statement as Class I directors;

2.	a non-binding resolution to approve the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;

3.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013; and

4.	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have enclosed a proxy card along with the accompanying Proxy Statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it as soon as you can in the envelope we have provided. Alternatively, you may vote by calling the toll-free telephone number or using the Internet as described in the instructions provided on the enclosed proxy card. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

Thank you for your continued support. We look forward to seeing you at the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

/s/ Steven J. Smith
Steven J. Smith Chairman of the Board and Chief Executive Officer

Milwaukee, Wisconsin

March 21, 2013

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on Tuesday, May 7, 2013

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including the accompanying Proxy Statement and proxy card and our 2012 annual report to shareholders, and by notifying you of the availability of our proxy materials on the Internet. The accompanying Proxy Statement and proxy card and our 2012 annual report to shareholders are also available on our website at www.journalcommunications.com/investors.

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received this Proxy Statement?

Our Board of Directors has sent you this Proxy Statement, starting on or about March 21, 2013, to ask for your vote as a shareholder of Journal Communications, Inc. on certain matters to be voted on at our upcoming Annual Meeting.

Q:	What am I voting on?

At our Annual Meeting, you will vote (i) on the election of two Class I directors, (ii) on a non-binding resolution to approve the compensation of our named executive officers, and (iii) on the ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013. Our Board of Directors does not intend to bring before the Annual Meeting any other matter. In the event that any other matters are properly brought before the Annual Meeting, it is the intention of the Board-appointed proxies to vote the shares represented by each such proxy in accordance with their discretionary judgment on such matters.

We note that your broker will NOT be able to vote your shares with respect to items (i) or (ii) above if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:	Do I need to attend the Annual Meeting in order to vote? How do I vote?

No. You may vote by mail using the enclosed proxy card, via the telephone, via the Internet or in person at the Annual Meeting. To vote by mail, simply complete your enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the enclosed proxy card. Even if you complete and mail the enclosed proxy card, or vote by telephone or the Internet, you may nevertheless revoke your proxy at any time prior to the Annual Meeting by sending us written notice, voting your shares in person at the Annual Meeting or submitting a later-dated proxy.

Q:	What happens if I sign and return my enclosed proxy card but do not mark my vote?

The individuals named in the enclosed proxy card as proxies will vote your shares (i) FOR the Board’s nominees for director, (ii) FOR the non-binding resolution to approve the compensation of our named executive officers, (iii) FOR the ratification of our appointment of PricewaterhouseCoopers LLP, and (iv) in their best judgment on other matters that may properly come before the Annual Meeting.

Q:	Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes for the Annual Meeting. We will also retain an Inspector of Elections for the Annual Meeting.

Q:	Who is entitled to vote?

If you owned shares of our class A common stock or class B common stock as of the close of business on March 1, 2013 (the “record date”), then you are entitled to vote.

You will be entitled to one vote per share for each class A share you owned on the record date and ten votes per share for each class B share you owned on the record date.

Q:	How many shares of Journal Communications’ stock are entitled to vote at the Annual Meeting?

As of the record date, there were 43,899,338 class A shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 43,899,338 votes and 6,730,298 class B shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 67,302,980 votes.

Q:	What constitutes a quorum?

A “quorum” refers to the number of votes that must be in attendance at a meeting to lawfully conduct business. A majority of the votes of the class A shares and class B shares entitled to be cast, or shares representing at least 55,601,160 votes, will represent a quorum for the purposes of electing the directors, endorsing the non-binding resolution to approve the compensation of our named executive officers, ratifying our appointment of PricewaterhouseCoopers LLP, and conducting any other business that may properly come before the Annual Meeting.

Q:	How can I help reduce costs for Journal Communications, Inc.?

If you would like to help reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions on the enclosed proxy card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. If you consent to receiving all future shareholder communications electronically, then you will receive an email titled “Journal Communications, Inc. Annual Meeting” in future years. This email will provide you notice of that year’s Annual Meeting and an Internet link to a secure website containing electronic versions of all proxy materials and voting instructions.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors (which we refer to as the Board) currently consists of nine directors, divided into three classes, designated as Class I, Class II and Class III, comprised of four, three and two members, respectively. The terms of one class of directors expire each year. This year, the terms of our Class I directors expire at the Annual Meeting.

The Board has nominated Jeanette Tully and Dean H. Blythe for election at the Annual Meeting as Class I directors to serve until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Five of our other directors will continue to serve on the Board as Class II or Class III directors until their respective terms expire as indicated below.

Due to their desire to reduce their professional commitments, and in Mr. Meissner’s case, the elimination of our class C common stock and the right of holders thereof to nominate an individual to serve on the Board, David G. Meissner and Ellen F. Siminoff, each of whom are Class I directors, will not stand for election at the Annual Meeting. As a result of Mr. Meissner and Ms. Siminoff not standing for election at the Annual Meeting, the Board of Directors will, effective immediately preceding the Annual Meeting, amend our Bylaws to reduce the number of directors of our Company from nine to seven. Following the amendment to our Bylaws, the Board of Directors will continue to be divided into three classes, designated as Class I, Class II and Class III, comprised of two, three and two members, respectively.

The individuals named in the enclosed proxy card as proxies intend to vote all proxies received FOR the election of all of the Board’s nominees. If a nominee becomes unable to serve as a director before the Annual Meeting, then the proxies will vote for another person that the Board recommends in place of that nominee.

Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares that are entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

The following sets forth certain information, as of the record date, about the Board’s nominees for election as Class I directors at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms Expiring at the 2016 Annual Meeting of Shareholders

Jeanette Tully

Jeanette Tully, 65, currently serves as Trustee for the Aloha Station Trust LLC. Prior to the Aloha Station Trust LLC, Ms. Tully was President and CEO of Radiovisa Corporation. Prior to Radiovisa Corporation, Ms. Tully was with Entravision Communications Corporation, where she served as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Entravision in 1996, Ms. Tully was Executive Vice President and Chief Financial Officer of Alliance Broadcasting Company before its sale to Infinity Broadcasting in early 1996. From 1986 to 1994, Ms. Tully was Vice President of Communications Equity Associates, Inc., a media investment banking and brokerage firm. She also served as Chief Financial Officer of Harte-Hanks Communications’ Broadcasting and Entertainment Division. Ms. Tully is a Certified Public Accountant. Ms. Tully was elected to the Board in February 2005. She is chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Ms. Tully’s knowledge of and experience in the broadcasting industry, as well as her executive experience and financial expertise, qualify her to serve as a director of the Company.

Dean H. Blythe

Dean H. Blythe, 54, has been managing director of TDF Ventures, LLC, an advisory and investment firm, since January 2009. Prior to TDF, Mr. Blythe served as President and Chief Executive Officer of Harte-Hanks, Inc., a worldwide direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to businesses globally, from July 2007 until December 2008, as Executive Vice President and Chief Financial Officer from 2003 until 2007 and as Vice President, General Counsel and Secretary from 2001 until 2003. Before Harte-Hanks, Mr. Blythe served as Senior Vice President – Corporate Development and General Counsel & Secretary of Hearst-Argyle Television, Inc. and its predecessor, Argyle Television, from 1997 until 2000 and as Vice President – Corporate Development and General Counsel & Secretary from 1994 until 1997. Mr. Blythe was the first employee of Argyle Television and grew the company from a private start up to a publicly held enterprise. Mr. Blythe serves on the Board of Directors of Total Outdoor Corp., where he is chair of the Compensation Committee and also currently serves as its Co-President and Chief Financial Officer. Mr. Blythe is a former member of the Board of Directors of Argyle Security, Inc., where he served as chair of the Audit Committee, and Harte-Hanks, Inc. Mr. Blythe’s executive leadership experience in broadcast, targeted marketing and corporate development, as well as his experience serving as a director and a member of the compensation and audit committees of other companies, qualify him to serve as a director of the Company.

Our Board of Directors appointed Mr. Blythe to the Board on February 19, 2013. Media Staffing, the third-party executive search firm that we retained to assist us in the search for director candidates, recommended Mr. Blythe to the Nominating and Corporate Governance Committee as a well-qualified and credentialed candidate to serve on our Board following a national search. The Nominating and Corporate Governance Committee recommended Mr. Blythe for election to the Board following its review of his qualifications in light of the criteria in our Corporate Governance Guidelines, the minimum qualifications that the Board and Nominating and Corporate Governance Committee have established and personal interviews with Mr. Blythe. In addition, Media Staffing completed thorough reference and background checks on Mr. Blythe.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS CLASS I DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED BOARD-SOLICITED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED “FOR” EACH NOMINEE.

Directors Continuing in Office

Terms Expiring at the 2015 Annual Meeting of Shareholders

David J. Drury

David J. Drury, 64, has been the Chairman, Chief Executive Officer and majority owner of Poblocki Sign Company LLC since May 1, 2011. Prior to being appointed Chairman, Mr. Drury served as the President, Chief Executive Officer and majority owner of Poblocki Sign Company LLC from July 1999 until May 1, 2011. Poblocki Sign Company LLC is a privately held architectural exterior and interior sign company located in West Allis, Wisconsin. Mr. Drury is a Certified Public Accountant, a former partner of Price Waterhouse and served as a business consultant from 1997 to 1999. Mr. Drury is chair of the Executive and Nominating and Corporate Governance Committees, a member of the Compensation Committee and serves as our Lead Director. He has been a director of the Company since August 2003. Mr. Drury was a director of our predecessor company since March 2003. Mr. Drury is a director and member of the nominating and corporate governance committee and chair of the audit committee at Plexus Corp. and a member of the Board of Trustees and a member of the human resources, nominating and corporate governance and finance committees at Northwestern Mutual Life Insurance Company. Mr. Drury’s executive experience and financial expertise, as well as his experience as a director for multiple other companies, qualify him to serve as a director of the Company.

Jonathan Newcomb

Jonathan Newcomb, 66, is currently a Managing Director at the New York investment firm Berenson & Co. Mr. Newcomb first became affiliated with Berenson in November 2012. Prior to that, Mr. Newcomb was a Managing Director at the New York investment firm Coady Diemar Partners from November 2006 to November 2012. Mr. Newcomb was President and Chief Executive Officer of Cambium Learning, an education company located in Boston, from January 2006 until April 2007. Prior to that, he was a principal at Leeds Equity Partners, a New York private equity firm that invests primarily in information, education and training businesses. Mr. Newcomb served as Chairman and Chief Executive Officer at Simon & Schuster from 1994 until 2002. He also held positions as President and Chief Operating Officer and President of the Professional Publishing Group at Simon & Schuster from 1989 until 1994. Prior to that, he was President of McGraw-Hill’s Financial Information Group (S&P). Mr. Newcomb was elected to the Board in February 2005 and is a member of the Audit and Executive Committees. Mr. Newcomb is also a director and chairman of the audit committee at United Business Media and chairman of the board at Swets and Zeitlinger Group B.V. in The Netherlands. Mr. Newcomb’s knowledge of and expertise in the publishing industry, as well as his executive experience and financial expertise, qualify him to serve as a director of the Company.

Terms Expiring at the 2014 Annual Meeting of Shareholders

Steven J. Smith

Steven J. Smith, 62, is our Chairman of the Board and Chief Executive Officer. Mr. Smith was elected Chief Executive Officer in March 1998 and Chairman of the Board in December 1998. Mr. Smith served as our President from 1992 to 1998, and added the title of Chief Operating Officer in 1996. President was again added to his title in 2010, a title that he held until February 6, 2012. Mr. Smith has been a director of the Company since May 2003 and is a member of the Executive Committee. Mr. Smith was a director of our predecessor company since June 1987. Mr. Smith is also a director of Badger Meter, Inc., where he is chair of the compensation and corporate governance committee and a member of the audit and compliance committee. Mr. Smith’s long history with our Company and his skills and executive experience within all of the industries in which we operate qualify him to serve as the Chairman of the Board.

Mary Ellen Stanek

Mary Ellen Stanek, 56, has served as President of Baird Funds, Inc., a registered investment company, since September 2000, and Managing Director and Chief Investment Officer of Baird Advisors, Robert W. Baird & Co. Incorporated, since March 2000. Previously, Ms. Stanek was President of Firstar Funds, Inc., also a registered investment company, from December 1998 to March 2000, and President and Chief Executive Officer (from November 1998 to February 2000) and President and Chief Operating Officer (from March 1994 to November 1998) of Firstar Investment Research & Management Company, LLC. Ms. Stanek is chair of the Compensation Committee and a member of the Executive Committee and has been a director of the Company since August 2003. Ms. Stanek was a director of our predecessor company since June 2002. Ms. Stanek is also a director of Baird Financial Group, the West Bend Mutual Insurance Company, and Wisconsin Energy Corporation, where she is a member of the finance committee, and a member of the Board of Trustees and the audit and finance committees at Northwestern Mutual Life Insurance Company. Ms. Stanek’s knowledge of and experience in the financial services industry, as well as her executive experience and long-standing relationship with and knowledge of the Company, qualify her to serve as a director of the Company.

Owen Sullivan

Owen J. Sullivan, 55, is President, Specialty Brands, for ManpowerGroup, a professional staffing and business services firm, where he serves in multiple roles including Chief Executive Officer of both Right Management, a global provider of integrated consulting solutions across the employment lifecycle, and Experis, a global services provider specializing in information technology, engineering, finance and accounting, and healthcare. Mr. Sullivan also serves as leader of ManpowerGroup’s global sales organization. Mr. Sullivan has been with ManpowerGroup since 2003 when he joined as Chief Executive Officer of Jefferson Wells, a subsidiary which has subsequently been integrated into Experis. Prior thereto, Mr. Sullivan was President of the Financial Services Group – Metavante Corporation, a provider of banking and payments technologies, from 1999 to 2001 and also served as an independent consultant from 2001 to 2003. Mr. Sullivan was elected to the Board on July 10, 2007 and is a member of the Compensation Committee. Mr. Sullivan’s knowledge of and experience in the organizational development and human resources management industry, as well as his executive experience and financial expertise, qualify him to serve as a director of the Company.

Board Independence

The Board has adopted standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the listing standards of the New York Stock Exchange (NYSE). The current version of our standards is available on our website at www.journalcommunications.com. Based on these standards, the Board determined that Messrs. Blythe, Drury, Newcomb, Meissner and Sullivan and Ms. Stanek, Ms. Siminoff and Ms. Tully are independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by the Board. In addition to the foregoing, with respect to Mr. Meissner, the independent directors of the Board also considered, at the time it made such determination, the share ownership of the various trusts in which Mr. Meissner is the trustee, and the provisions of the then existing Shareholders Agreement, dated as of May 12, 2003, as amended, by and among us, our predecessor company and various members of the Grant family (which Shareholders Agreement terminated in August 2012) in reaching their independence determination. See “Certain Relationships—Agreement with Grant Family Shareholders.”

Board Meetings and Committees; Leadership Structure; Board’s Role in the Oversight of Risk

In 2012, the Board met ten times. The Board currently maintains four standing committees: Audit, Compensation, Executive, and Nominating and Corporate Governance.

Our Corporate Governance Guidelines provide that the Board reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer, or CEO, in the same individual if, in its judgment, that circumstance is in the best interest of the Company. In such circumstances, the Board will designate a Lead Director to preside at executive sessions of the independent Board members. Currently, the positions of Chairman and CEO are combined. The Board has determined that this combined role most appropriately suits our Company at this time because Mr. Smith, our CEO, is the person best qualified to serve as Chairman given his long history with the Company and his skills and experience within the industries in which we operate. The Board believes that there is no single best organizational model that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address the Company’s individual circumstances as and when appropriate. To supplement the combined Chairman and CEO position, the Board has created a Lead Director role. The Lead Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman. In addition to serving as the principal liaison between the independent directors and the Chairman and CEO, the primary responsibilities of the Lead Director are as follows:

•	To set the agenda for and preside at the Board’s executive sessions.

•

To review the schedule of issues to be discussed at regularly scheduled Board meetings, as such schedule is proposed by the Chairman and CEO, and to discuss the need and agenda for special meetings of the Board with the Chairman and CEO.

•	To advise the Chairman and CEO as to the quality, quantity and timeliness of the flow of information from Company management to the Board.

•	To assist the Board and its committees and the Company’s officers on compliance with and implementation of corporate governance issues.

•	To call meetings of the independent directors as appropriate.

•	To interview all Board candidates and to make recommendations on the same to the Nominating and Corporate Governance Committee.

•	To serve as Chairman when the Chairman and CEO is not present.

•	To serve as spokesperson for the Board to major shareholders or otherwise as requested by the Chairman and CEO or by the Board.

•	To conduct exit interviews with resigning senior managers.

•	To discuss the results of the Chairman and CEO’s performance evaluation with the Chair of the Compensation Committee and convey such results.

Further, the Lead Director will become the acting Chairman of the Board in the event of the death or incapacity of the Chairman and CEO, or in situations where it is not possible or appropriate for the Chairman and CEO to lead the Board. The Lead Director will also perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the independent directors or by the Chairman and CEO.

In 2008, the Board appointed Mr. Drury as the Lead Director and has reappointed him in each subsequent year. As Lead Director, Mr. Drury, or his designee in the event of his absence, acted during 2012 as the presiding director for all executive sessions of the independent Board members. It is the Board’s practice to meet in executive session without management or Mr. Smith present in connection with regularly scheduled Board meetings.

The full Board is responsible for the oversight of the Company’s operational risk management process. At least annually, the Board directs senior management to prepare an enterprise risk assessment report for delivery to the Board that addresses the major operational risks facing each of the Company’s operating businesses. The enterprise risk assessment report is presented directly to the Board at a regularly scheduled Board meeting by members of senior management, who are available to discuss issues with the directors. Follow-up discussions as deemed appropriate are scheduled with members of senior management and the full Board or the Audit Committee. The Audit Committee and the full Board further review and comment on draft risk factors for disclosure in our Annual Report on Form 10-K or Quarterly Reports on Form 10-Q and utilize the receipt of such draft risk factors to initiate discussions with appropriate members of the Company’s senior management if such risk factors raise questions or concerns about the status of operational risks then facing the Company. The Board relies on the Audit Committee to address significant financial risk exposures facing the Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board. The Board relies on the Compensation Committee to address significant risk exposures facing the Company with respect to compensation, also with appropriate reporting of these risks to be made to the full Board. The Board’s role in the oversight of the Company’s risk management has not affected the Board’s determination that the combined CEO and Chairman position is the most appropriate leadership structure for the Company at this time.

Shareholders or other interested parties who wish to send communications to the Board or to a particular member of the Board may do so by delivering a written communication to Mary Hill Taibl, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, Journal Communications, Inc., P. O. Box 661, Milwaukee, WI 53201-0661, who will promptly forward all appropriate written communications to the indicated director or directors. Alternatively, shareholders or other interested parties may contact our outsourced hotline at (800) 297-8132 and request that concerns be delivered to our Lead Director, Audit Committee chair, and/or to each or any of our directors.

Board members are expected to attend all Board meetings and all annual and special meetings of shareholders. All directors who were members of the Board at that time were present at our 2012 Annual Meeting of Shareholders.

The following table sets forth the names of our directors who served on each of the standing committees of the Board during 2012, as well as how many times each committee met in 2012.

Board Member	Audit	Compensation	Nominating and Corporate Governance	Executive

Steven J. Smith				Ö
David J. Drury(1)		Ö	Ö	Ö
David G. Meissner(2)	Ö	Ö	Ö
Jonathan Newcomb(3)	Ö			Ö
Roger D. Peirce(4)	Ö	Ö		Ö
Ellen F. Siminoff
Mary Ellen Stanek(5)		Ö		Ö
Owen Sullivan		Ö
Jeanette Tully	Ö		Ö
Dean H. Blythe(6)
Meetings Held in 2012	10	6	3	1

(1)	The Board appointed Mr. Drury to the Compensation Committee in May 2012 to replace Mr. Meissner, whose service on the Compensation Committee ceased upon his appointment to the Audit Committee in May 2012.

(2)	The Board appointed Mr. Meissner to the Audit Committee in May 2012 to replace Mr. Peirce, who did not stand for reelection to our Board of Directors at our 2012 Annual Meeting of Shareholders.

(3)	The Board appointed Mr. Newcomb to the Executive Committee in May 2012 as a result of Mr. Peirce not standing for reelection at our 2012 Annual Meeting of Shareholders.

(4)	Mr. Peirce did not stand for reelection at our 2012 Annual Meeting of Shareholders. As a result, Mr. Peirce’s service as a director of the Company terminated on May 8, 2012, the date of our 2012 Annual Meeting of Shareholders. Prior to the termination of Mr. Peirce’s service as a director, Mr. Peirce served as chair of the Compensation Committee and as a member of the Audit and Executive Committees.

(5)	The Board appointed Ms. Stanek chairperson of the Compensation Committee in May 2012 as a result of Mr. Peirce not standing for reelection at our 2012 Annual Meeting of Shareholders.

(6)	Our Board of Directors appointed Mr. Blythe to the Board on February 19, 2013. As of March 21, 2013, Mr. Blythe is not a member of any committee of the Board.

During 2012, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board that were held when he or she was a member of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year that were held when he or she was a member of such committee.

Audit Committee. The Board maintains a standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The purposes of the Audit Committee include assisting the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditors. The Audit Committee also provides an avenue for communication between our internal audit function, our independent auditors, financial management and the Board. The Audit Committee has the sole authority to retain and terminate our independent auditors. It is directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee also pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors (subject to certain de minimis exceptions for non-audit services).

In carrying out its responsibilities, the Audit Committee, among other things:

•

reviews and discusses with management and the independent auditors our interim financial statements and our annual audited financial statements, related footnotes and financial information, and recommends to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	discusses with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•

reviews disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	reviews the performance and independence of our independent auditors; and

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the NYSE and applicable rules of the Securities and Exchange Commission, or SEC, as well as the director independence standards adopted by the Board. In addition, the Board has determined that each of Ms. Tully (chair) and Mr. Newcomb qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. The Board has adopted a written charter for the Audit Committee that is available on our web site at www.journalcommunications.com. The Board appointed Mr. Meissner to the Audit Committee in May 2012 to replace Roger D. Peirce, who did not stand for reelection to our Board of Directors at our 2012 Annual Meeting of Shareholders. The Board expects to appoint a replacement for Mr. Meissner on the Audit Committee during the first half of fiscal year 2013.

Compensation Committee. The Board maintains a standing Compensation Committee. The purposes of the Compensation Committee include discharging the Board’s responsibilities relating to compensation of our executive officers. In carrying out its responsibilities the Compensation Committee, among other things:

•	determines and approves our compensation strategy;

•	annually determines and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of such goals, and, based on this evaluation, approves and annually determines the salary, bonus, equity grants (if any) and other benefits for the Chief Executive Officer in light of the corporate goals and objectives;

•

reviews and approves corporate goals and objectives relevant to the compensation of our other executive officers, and, in light of these goals and objectives, approves and annually reviews decisions regarding salary, bonus awards, and long-term incentive opportunities;

•	oversees our equity compensation plans, and reviews at least annually all such equity-based compensation plans and arrangements;

•	approves equity award grants and the forms of agreement evidencing such grants;

•

administers, periodically reviews, and approves significant changes to our other long- and short-term incentive compensation plans, including determining the overall scope of participation in our incentive plans and which executive officers participate in the plans, as well as the overall scope and weighting of performance measures and target award levels under the plans;

•	determines the aggregate incentive compensation awards for all participants in the plans as a group;

•	reviews and approves change of control, severance and employment agreements with executive officers;

•	annually reviews and recommends to the Board changes in our compensation policy for non-employee directors;

•	oversees the preparation of the compensation discussion and analysis and the related Compensation Committee report for inclusion in our annual proxy statement and Annual Report on Form 10-K;

•	oversees our pension, retirement and health and welfare plans, as well as employee stock ownership programs and human resource policies; and

•	performs any other functions required by applicable law, rules or regulations, including the rules of the SEC and the listing standards of the NYSE.

The Compensation Committee’s authority and responsibilities are set forth in a written charter adopted by the Board that is available on our website at www.journalcommunications.com.

Delegation of Authority. The Compensation Committee may not delegate any of its responsibilities to management, but may delegate any of its responsibilities to subcommittees consisting solely of two or more members of the Compensation Committee.

Compensation Consultants. The Compensation Committee from time to time engages independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation programs and principles that are consistent with our business goals and pay philosophy. The Compensation Committee has the final authority to hire and terminate the consultant, as well as the responsibility to consider the independence of the consultant before hiring the consultant. The Compensation Committee has assessed the independence of Towers Watson, the current independent compensation consultant to the Compensation Committee, and concluded that Towers Watson’s work for the Compensation Committee does not raise any conflict of interest under applicable SEC rules.

Composition of Committee. The Compensation Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by the Board. Ms. Stanek (chair), Mr. Drury and Mr. Sullivan are members of the Compensation Committee. The Board appointed Ms. Stanek chairperson of the Compensation Committee in May

2012 as a result of Mr. Peirce not standing for reelection to our Board of Directors at our 2012 Annual Meeting of Shareholders. The Board appointed Mr. Drury to the Compensation Committee in May 2012 to replace Mr. Meissner, whose service on the Compensation Committee ceased upon his appointment to the Audit Committee in May 2012.

Compensation Committee Interlocks and Insider Participation. No member of the Board or the Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Nominating and Corporate Governance Committee. The Board maintains a standing Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee include identifying and recommending to the Board qualified potential director nominees for election at each of our annual shareholder meetings and developing and recommending to the Board our governance principles.

The Nominating and Corporate Governance Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by the Board. Mr. Drury (chair), Mr. Meissner and Ms. Tully are members of the Nominating and Corporate Governance Committee. The Board expects to appoint a replacement for Mr. Meissner on the Nominating and Corporate Governance Committee during the first half of fiscal year 2013. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our web site at www.journalcommunications.com.

The Nominating and Corporate Governance Committee will consider candidates recommended by our shareholders for election as directors. Shareholders who wish to propose nominees for election as directors must follow certain procedures contained in our Bylaws. In the case of nominees for election at an annual meeting, shareholders must send notice to our Secretary at our principal offices on or before December 31 of the year immediately preceding such annual meeting; provided, however, that if the date of the annual meeting is on or after May 1 in any year, notice must be received no later than the close of business on the day which is determined by adding to December 31 of the immediately preceding year the number of days on or after May 1 that the annual meeting takes place. In the case of nominees for election at a special meeting, shareholders must send notice to our Secretary at our principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following the day on which public announcement is first made of the date of such special meeting. In either case, the notice must contain certain information specified in our Bylaws, including certain information about the shareholders bringing the nomination (including, among other things, the number and class of shares held by such shareholder(s)) as well as certain information about the nominee (including, among other things, a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is to be made, and other information that would be required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended). All business to be conducted at a special meeting must have been described in the notice of meeting sent to shareholders pursuant to our Bylaws. As a result, nominations for directors at a special meeting may be made only if the notice of such meeting includes the election of directors as an item of business to be conducted.

In its process to select director nominees and pursuant to its charter, the Nominating and Corporate Governance Committee considers such criteria as skill set, experience, diversity, personal integrity and the ability to act on behalf of shareholders. Also pursuant to its charter, the Nominating and Corporate Governance Committee makes a determination whether the nominee satisfies the professional and governance standards established by the SEC and the NYSE. In addition to these charter requirements, the Nominating and Corporate Governance Committee believes that our directors, including nominees for director, must meet certain minimum qualifications and possess certain qualities and skills. Specifically, the Nominating and Corporate Governance Committee believes that our directors and nominees must:

•	exhibit high standards of integrity, commitment and independent thought and judgment;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	have substantial senior management experience and/or financial expertise or other relevant experience and/or prior public company board experience;

•	possess a range of skills that will allow a Board member to provide sound guidance with respect to our operations and interests;

•

have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board and Board committee meetings and reviewing all material in advance;

•	have the ability to discuss major issues and come to a reasonable conclusion;

•	have the capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to the Company;

•	be collegial while having the ability to be direct and unafraid to disagree on important issues;

•	have the ability to represent us effectively to the financial press, investment institutions and other constituencies if requested by the Board; and

•	either have direct business exposure to the publishing or broadcasting industry and/or be able to participate in direct learning experiences about our major businesses.

While the Nominating and Corporate Governance Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select director nominees, the Nominating and Corporate Governance Committee does consider ethnic, racial and gender diversity, as well as diversity of skill set, industry and professional experience and viewpoint, as part of its overall evaluation of candidates for director nominees. The Nominating and Corporate Governance Committee considers these diversity criteria as a part of its evaluation of each candidate for director.

The Chairman and Chief Executive Officer maintains an active list of potential Board candidates. The list is presented on a regular basis to the Nominating and Corporate Governance Committee, no less often than annually. Members of the Board, the Chairman and Chief Executive Officer, and various advisors and other parties (including shareholders) may from time to time present suggestions concerning Board candidates. Candidates are considered for the Board based on the selection criteria that has been established by the Board. The Nominating and Corporate Governance Committee will evaluate nominees for director submitted by shareholders who comply with the previously described procedures for submitting such nominations in the same manner as it evaluates other nominees.

Executive Committee. The Board maintains a standing Executive Committee. The Executive Committee assists the Board in discharging its responsibilities with respect to the management of the business and affairs of the Company when it is impracticable for the full Board to act. The Executive Committee has such authority as may be delegated from time to time by the Board, and, in the intervals between meetings of the Board, can exercise the powers of the Board in directing the management of the business and affairs of the Company (except as limited by applicable law, regulation or stock exchange listing standards). The Executive Committee is currently comprised of four members. Mr. Drury (chair), Mr. Newcomb, Ms. Stanek and Mr. Smith are members of the Executive Committee. The Board appointed Mr. Newcomb to the Executive Committee in May 2012 as a result of Mr. Peirce not standing for reelection at our 2012 Annual Meeting of Shareholders. The Board has adopted a written charter for the Executive Committee, a copy of which is available on our web site at www.journalcommunications.com.

DIRECTOR COMPENSATION

The following tables provide information about the compensation earned by our non-employee directors during 2012 and their equity holdings as of December 30, 2012.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
David J. Drury	62,000	41,100	—	103,100
David G. Meissner	57,000	41,100	—	98,100
Jonathan Newcomb	—	97,602	—	97,602
Roger D. Peirce(3)	30,750	—	—	30,750
Ellen Siminoff	—	86,102	—	86,102
Mary Ellen Stanek	57,250	41,100	—	98,350
Owen Sullivan	52,500	41,100	—	93,600
Jeanette Tully	67,000	41,100	—	108,100
Dean H. Blythe(4)	—	—	—	—

(1)	Except for Mr. Newcomb and Ms. Siminoff, who elected to take some or all their director compensation for 2012 in the form of stock awards, the amounts in this column reflect the sum of the basic annual retainer, committee retainer and meeting fees earned by each director as shown below:

Director	Role	Basic Annual Retainer ($)	Committee Retainer ($)	Meeting Fee ($)
Drury	Lead Director, Chair, Nominating and Corporate Governance and Executive Committees	30,000	10,000	22,000
Meissner	Director	30,000	—	27,000
Newcomb	Director	30,000	—	26,500
Peirce	Director	15,000	3,750	12,000
Siminoff	Director	30,000	—	15,000
Stanek	Chair, Compensation Committee	30,000	3,750	23,500
Sullivan	Director	30,000	—	22,500
Tully	Chair, Audit Committee	30,000	7,500	29,500
Blythe	Director	—	—	—

(2)	Reflects the grant date fair value of stock awards granted to our non-employee directors in 2012, which stock awards are described below. The fair value of these awards was determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation. The fair value of awards of unrestricted stock was determined by reference to the market price of the shares on the grant date.

(3)	Mr. Peirce did not stand for reelection at our 2012 Annual Meeting of Shareholders. As a result, Mr. Peirce’s service as a director of the Company terminated on May 8, 2012, the date of our 2012 Annual Meeting of Shareholders.

(4)	Our Board of Directors appointed Mr. Blythe to the Board on February 19, 2013.

The following table shows the shares of stock awarded to each director during 2012, and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock (#)	Full Grant Date Fair Value of Award ($)
Drury	5/8/2012	10,000	41,100
Meissner	5/8/2012	10,000	41,100
Newcomb	2/6/2012	1,676	9,000
	5/8/2012	13,285	54,601
	7/10/2012	2,308	12,002
	10/9/2012	2,969	15,498
	12/14/2012	1,182	6,501
Peirce(1)	—	—	—
Siminoff	2/6/2012	1,676	9,000
	5/8/2012	12,190	50,101
	7/10/2012	2,019	10,499
	10/9/2012	2,586	13,499
	12/14/2012	546	3,003
Stanek	5/8/2012	10,000	41,100
Sullivan	5/8/2012	10,000	41,100
Tully	5/8/2012	10,000	41,100
Blythe(2)	—	—	—

(1)	Mr. Peirce did not stand for reelection at our 2012 Annual Meeting of Shareholders. As a result, Mr. Peirce’s service as a director of the Company terminated on May 8, 2012, the date of our 2012 Annual Meeting of Shareholders.

(2)	Our Board of Directors appointed Mr. Blythe to the Board on February 19, 2013.

As of December 30, 2012, there were no restrictions on shares held by any of our non-employee directors.

Annual Retainer. Our non-employee directors receive a base annual retainer of $30,000. Mr. Peirce received a base annual retainer of $15,000 for 2012 in respect of his service as a director of the Company prior to May 8, 2012, the date of our 2012 Annual Meeting of Shareholders.

Committee Retainers. Mr. Drury received an additional annual retainer of $10,000 for his role as Lead Director and chair of the Nominating and Corporate Governance Committee. Ms. Tully received an additional annual retainer of $7,500 for her role as chair of the Audit Committee. Mr. Peirce received an additional annual retainer of $3,750 for his role as chair of the Compensation Committee prior to May 8, 2012, and Ms. Stanek received an additional $3,750 for her role as chair of the Compensation Committee following May 8, 2012. Effective February 12, 2013, our Board of Directors approved an increase in the additional annual retainer paid to the Lead Director from $10,000 to $15,000 and in the additional annual retainer paid to the chairperson of the Audit Committee from $7,500 to $10,000.

Meeting Fees. In 2012, our non-employee directors received $1,500 for each Board or Board committee meeting attended, except for teleconference meetings for which he or she received a $1,000 fee.

Stock Awards. Our non-employee directors receive shares of unrestricted stock at each Annual Meeting of Shareholders. Each of our non-employee directors received 10,000 shares as the annual grant for 2012, other than Mr. Peirce who did not receive an annual grant for 2012 as a result of Mr. Peirce not standing for reelection at our 2012 Annual Meeting of Shareholders. Effective February 12, 2013, our Board of Directors determined that, from and after the 2013 Annual Meeting of Shareholders, our non-employee directors will no longer receive a fixed number of shares of unrestricted stock, but rather will receive shares of unrestricted stock with an aggregate grant date fair value equal to $50,000.

Other. We reimburse directors for their reasonable travel expenses relating to attendance at Board or Board committee meetings.

Meeting Attendance. Board members are expected to attend all Board meetings and all annual and special meetings of our shareholders. All directors who were members of the Board at that time were present at our 2012 Annual Meeting of Shareholders.

Stock Ownership Policy. In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align the financial interests of our directors and executive officers with those of our shareholders. Directors are required to own 25,000 shares of stock. Attainment of this ownership level is reviewed regularly by the Compensation Committee. Directors were required to meet the guidelines by 2010 or, for new directors, within five years of his or her start date. As of December 30, 2012, all of our directors had achieved his or her stock ownership requirements, other than Mr. Blythe, who was appointed to our Board of Directors on February 19, 2013.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast a vote either “for” or “against” a non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. As discussed in the Compensation Discussion and Analysis beginning on page 18, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industries, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and closely aligns the interests of our executives with the interests of our shareholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 18 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 38, and cast a vote either for or against the following resolution:

“Resolved, that shareholders approve the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the non-binding resolution to approve the compensation of the Company’s named executive officers must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” the non-binding resolution and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON-BINDING

RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Compensation Committee has made under those programs and policies with respect to our top executive officers, and the material factors the Committee considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2012 by the following individuals, whom we refer to as our named executive officers:

•	Steven J. Smith, our Chairman and Chief Executive Officer,

•	Andre J. Fernandez, our President and Chief Financial Officer,

•	Elizabeth Brenner, Chief Operating Officer of our publishing group and our Executive Vice President,

•	James P. Prather, Executive Vice President of our broadcast group and our Vice President, and

•	Steven H. Wexler, Executive Vice President of our broadcast group and our Vice President.

When we use the term “Committee” in this Compensation Discussion and Analysis we are referring to the Compensation Committee.

Executive Summary

Our Business. Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified local media company with operations in television and radio broadcasting, publishing and digital media. We own and operate 15 television stations and 34 radio stations in 12 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and community publications in Wisconsin. Our digital media assets build on our strong broadcasting and publishing brands.

Our Strategy and Evolution of the Media Industry. As a local media company, we are committed to generating relevant, differentiated local content that provides value to our advertisers and the communities we serve. Because our businesses rely upon advertising revenue, they are subject to cyclical changes in the economy.

In 2012, which was a 53-week fiscal year for us, we delivered net earnings of $33.3 million on revenue of $400.0 million. Revenue grew by 12.1% in 2012. At our broadcasting businesses, the increase in revenue was primarily due to political and issue advertising revenue. Political and issue advertising revenue is expected to be significantly lower in odd-numbered years. The acquisition of NewsChannel 5, the CBS-affiliate in Nashville, Tennessee in December and 106.9 KHTT-FM and 92.9 BOB FM in Tulsa, Oklahoma, which we operated since March 2012, also had positive impacts on broadcast revenue and net earnings. Our publishing businesses experienced a 3.5% decrease in revenue largely due to continued decreases in the retail, classified and national advertising categories, partially offset by an increase in circulation and commercial printing revenue. The publishing revenue decline moderated from the decline experienced in 2011. Across our businesses, we remained disciplined on costs, and we successfully amended and restated our debt facility providing the Company with additional flexibility and capacity to grow our business. We also simplified our capital structure by repurchasing all outstanding class C shares. We ended the year with total debt of $246 million.

Effect on Compensation. Reflective of our compensation philosophy that pay should be aligned with performance, the compensation of our named executive officers continued to be affected in 2012 by our financial results and stock price, both in the amount of cash compensation earned and the value of outstanding long-term equity awards. For example:

•

The average aggregate payout for fiscal 2012 annual bonuses for our named executive officers was approximately 143% of target, driven primarily by above-target performance in our adjusted diluted earnings per share and operating earnings in our broadcasting businesses.

•	The base salaries for our CEO and COO of our publishing businesses remained frozen for 2012, representing the fourth consecutive year that base salaries for these officers were not increased.

•

All of the outstanding stock appreciation rights, or SARs, held by our named executive officers and others as of year-end 2012 remain significantly underwater and thus are not currently anticipated to deliver any value to their recipients.

•	Effective January 1, 2011, we froze benefit accruals in our tax-qualified and nonqualified pension plans for all active plan participants, including each of our named executive officers.

•

The total compensation of our CEO, as reflected in the Summary Compensation Table on page 38 of this Proxy Statement, decreased slightly from 2011, and his base salary remained frozen. The increase of approximately 90% in his annual incentive payout was partially offset by a 30% decrease in the grant date value of his long-term equity awards, as compared to 2011. The other primary variable in reported total compensation is the increase in pension value during 2012, due primarily to a decline in interest rates used in calculating the pension benefit and a change in the mortality assumption to reflect additional improvement in expected mortality. The external valuation assumptions are unrelated to Company performance or to decisions made by the Compensation Committee in setting executive pay. Ignoring the changes in pension values in each year, Mr. Smith’s total compensation for 2012 increased approximately 3% from 2011.

Relationship Between Company Performance and CEO Compensation. The following three charts illustrate the directional relationship between Company performance, based on two key financial measures, and our CEO’s compensation from 2010 through 2012. For the first chart, we selected Diluted Earnings per Share from Continuing Operations for our class A and class B common stock, because that was the primary financial performance component in our CEO’s annual incentive bonus plan for those years. For the second chart, Total Shareholder Return, or TSR, is calculated as the change, year over year, in the price of our class A common stock, assuming the reinvestment of any dividends, from January 1, 2010 to December 31, 2012. The Company did not pay dividends during this period. This TSR graph assumes the investment of $100 in the Company’s class A common stock on December 31, 2009 and the reinvestment of any dividends since that date.

Total Direct Compensation, as depicted in the third chart above, represents our CEO’s base salary, short-term incentive and the grant-date fair value of equity awards for each of these three years. We chose Total Direct Compensation for this comparison, as opposed to total compensation, because it excludes disproportional changes in pension values, which are driven by external fluctuations in interest rates and mortality assumptions and are not related to Company performance or annual executive pay decisions.

While there is no absolute tie between these financial metrics and our CEO’s aggregate compensation, these charts show a correlation of the trends under each metric and CEO pay over this particular three-year period.

The next chart illustrates our TSR over a five-year period as compared to changes in our CEO’s Total Direct Compensation over the same period. Similar to the TSR chart above, this TSR graph assumes the investment of $100 in the Company’s class A common stock on December 31, 2007 and shows what that investment would be worth on December 31, 2008—2012, assuming the reinvestment of any dividends. The precipitous drop in TSR in 2008 corresponded to the unpredicted market collapse at that time, and is reflected in a decline in CEO pay the following year. Since that time, the correlation of trends in pay to TSR has been more contemporaneous, as the above charts show. Note that the chart is intended to reveal whether pay and TSR trends are directionally aligned over a long period of time, and not to compare absolute values. Pay and TSR are measured conceptually differently and on different scales and different timeframes; pay is measured as a number of dollars delivered in a year, while TSR is measured as a percentage change over the course of a year.

Executive Compensation Practices. Our Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights our current executive compensation practices—both the practices we believe drive performance and mitigate risk (left column) and the practices we have not implemented or eliminated because we do not believe they would serve our shareholders’ long-term interests (right column).

Our Executive Compensation Practices: (What We Do)	See page	Executive Compensation Practices We Have Not Implemented: (What We Don’t Do)	See page
We strive to provide a balanced pay opportunity for our executives, consisting of an appropriate mix of cash and equity, annual and longer-term incentives, and fixed and variable pay.	27-28
Our Compensation Committee makes all final compensation decisions regarding our named executive officers, with input from our CEO with regard to compensation for our named executive officers other than himself.	25	We do not have high pay opportunities relative to our peers. The Compensation Committee uses market information to test the reasonableness of its pay decisions, but does not target any element of pay at a particular level or quartile within a particular peer group.	26
Our annual bonus plan is performance-based and has appropriate caps on bonus payouts.	28-31	We have no history or intention of changing performance metrics mid-cycle.
We encourage alignment of our executive officers’ interests with those of our shareholders through the award of long-term equity grants. In 2012, the Committee added a performance-based vesting component to the long-term incentive program.	32
Our named executive officers participate in the same welfare benefit programs at the same cost as other salaried employees. We provide only modest perquisites that have a sound benefit to the Company’s business.	32	We do not provide tax gross-ups for perquisites or other compensation. We do not provide extraordinary relocation benefits.
We have permanently frozen benefit accruals under our tax-qualified pension plan and nonqualified supplemental executive retirement plan.	32	We do not include the value of equity awards or other long-term incentive pay in pension calculations.

Our CEO is the only employee who has an Employment Agreement.

Only two of our other named executive officers (Mr. Fernandez and Ms. Brenner) have change in control agreements. These provide “double trigger” severance benefits in the event of involuntary termination following a change in control, in exchange for a two-year non-compete and non-solicitation agreement.

	33, 40, 46-47

Mr. Smith voluntarily eliminated a “modified single trigger” that would have entitled him to resign following a change in control without “good reason” and receive severance benefits. His agreement now provides severance only in the event of his involuntary termination without cause or for good reason.

We do not provide tax gross-up protection for change in control excise taxes.

Our Executive Compensation Practices: (What We Do)	See page	Executive Compensation Practices We Have Not Implemented: (What We Don’t Do)	See page
Our current incentive plan provides “double-trigger” vesting for equity awards in the context of a change in control in which the award is assumed by the acquiring company.	33	The change in control definition contained in our equity incentive plans and change in control agreements is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.
Our equity incentive plans expressly prohibit repricing of options or SARs (directly or indirectly) without prior shareholder approval.		We have never repriced underwater options or SARs.
We maintain share ownership and retention guidelines for our most senior executive officers.	35
Our insider trading policy prohibits any employee or director from engaging in hedging activities involving Company stock.
We have designed our compensation program to avoid and mitigate undue risk, including utilizing caps on potential payments, clawback provisions, balanced time-horizons on incentive compensation, and annual risk assessments.	34	Upon assessment in 2012, our Compensation Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.	37

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the annual meeting of shareholders on May 8, 2012, shareholders were invited to cast an advisory vote on the compensation of our named executive officers, as discussed and disclosed in the 2012 Proxy Statement. We refer to this advisory proposal as the “say-on-pay” proposal. While the say-on-pay proposal received majority approval by our shareholders at the 2012 annual meeting, the approval rate (just over 75% of votes cast) was not as high as we would like. At the time of the 2012 annual meeting, the Company had three classes of common stock outstanding and entitled to vote.

•

Class C common stock was held primarily by members of the family of our former chairman Harry J. Grant and trusts for the benefit of members of the Grant family. The class C shareholders accounted for approximately 33% of the overall “against” votes on the say-on-pay proposal in 2012. We were informed by a representative of the Grant family that their “against” vote related to the accrual, rather than the current declaration and payment of, minimum dividend obligations on the class C stock. Aside from this observation, no concerns were expressed about any particular aspect of the compensation of our named executive officers.

•

Class B common stock is primarily held by our current and former employees, our non-employee directors and Grant family shareholders. The class B shareholders accounted for about 51% of the votes “against” the say-on-pay proposal in 2012. Of these class B “against” votes, about 48% were cast by members of the Grant family.

•	Class A common stock is held by our public shareholders. The class A shareholders accounted for about 16% of the votes “against” the say-on-pay proposal in 2012.

•

Excluding the negative votes of the class C shareholders, the approval rate for the 2012 say-on-pay proposal would have been approximately 82%. If the negative votes cast by the members of the Grant family voting their class B shares were also excluded, the approval rate for the 2012 say-on-pay proposal would have been approximately 88%.

In August 2012, we repurchased all of the class C stock. Later in the year, we reached out to ten of our largest class A shareholders in an effort to understand any concerns or suggestions they may have so that we may give them careful consideration, with a view to providing a pay program that will strengthen and support the Company for the best long-term interests of our shareholders. None of such class A shareholders indicated any concerns with our executive compensation program.

The Compensation Committee appreciates and values the views of all our shareholders. In considering the results of the 2012 say-on-pay vote, the fact that almost 60% of the “against” votes were cast by members of the Grant family or their affiliates who are no longer class C shareholders, and the absence of any concerns received from our direct outreach to class A shareholders, the Committee decided to retain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they successfully implement our business plan and, in turn, deliver value for our shareholders.

As part of its on-going effort to enhance and refine our compensation program, beginning in 2012 the Committee added a performance-based component to the executive officers’ long-term incentive opportunity. Fifty percent of the 2012 long-term incentive opportunity for our named executive officers was in the form of three-year performance-based restricted stock units, to balance and complement the service-based restricted stock awards, which made up the remainder of the equity award value for 2012. The new restricted stock unit awards represent the right to earn shares of our class B common stock based on continued employment and the achievement of targeted levels of adjusted cumulative EBITDA over the 2012 to 2014 fiscal year performance period.

The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to page 7 for information about communicating with the Board.

At the Annual Meeting of Shareholders on May 4, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on executive compensation, which is scheduled to occur at our 2017 annual meeting.

Objectives of Our Compensation Program

To best meet the challenges of running a business of our diversity and scope, we have designed our executive compensation program, under the direction of the Compensation Committee, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program must:

•	provide total compensation opportunities at levels that are competitive in our industries,

•	tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and

•	closely align the interests of our executives with the interests of our shareholders.

Role of the Compensation Committee

The Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our executive officers. Each of the three members of our Compensation Committee is independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by our Board. Their independence from management allows the Compensation Committee members to apply independent judgment when designing our compensation program and in making pay decisions.

To assist in evaluating our compensation practices, the Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2010, the Compensation Committee engaged Towers Watson to provide competitive analysis of compensation levels for selected officers and to review the prevalence of various retirement programs among our peer companies. Specifically, Towers Watson conducted a competitive market assessment of the compensation levels of eight officers, including each of our named executive officers, compared to Towers Watson’s 2010 Media Industry Executive Study* and a media industry proxy peer group assembled by Towers Watson consisting of the following companies:**

A.H. Belo Corporation	Media General, Inc.
Belo Corp.	Meredith Corporation
Entercom Communications Corp.	Nexstar Broadcasting, Inc.
Gannett Company, Inc.	Sinclair Television Group, Inc.
Gray Television, Inc.	The E. W. Scripps Company
Lee Enterprises Inc.	The McClatchy Company
LIN TV Corp.

*The 2010 Media Industry Executive Study was size-adjusted for our Company, based on our revenue for 2009, and also included companies with revenues of less than $1 billion.

**The media industry proxy peer group was assembled by Towers Watson as a subset of our 2008 proxy peer group, based on similarities of lines of business in their portfolios. The median revenue of this media industry proxy peer group in 2009 was $656 million. Our revenue in 2009 of $434 million placed us between the 25th percentile and the median of the group.

Although comparisons varied by individual, in the aggregate Towers Watson found, based on its 2010 analysis, that both our target and actual total direct compensation (base salary, annual bonus and long-term incentives) for the positions reviewed was generally positioned significantly (more than 15%) below the median when compared to both the media survey data and the peer group proxy data, with our target levels being generally more competitive than our actual payouts. This was primarily a result of below-target or no payout under our 2009 annual bonus plan.

Also in 2010, to further test the competitive positioning of our compensation levels, at the request of the Compensation Committee, Towers Watson focused on a smaller subset of the above proxy peer group, consisting of the five companies that most closely align with our scope, complexity and industry position (Belo Corp., LIN TV Corp., Media General, Inc., Sinclair Television Group, Inc. and The E. W. Scripps Company). Towers Watson observed that our compensation levels were more competitive compared to the smaller select peer group, though still under peer levels for base salary, target and actual total cash compensation and target and actual total direct compensation. This was partially due to the select peers offering moderately lower base salaries, and correspondingly lower bonus opportunities, than the other peer companies reviewed. However, because of the small sample size of the select peer group (five companies), Towers Watson concluded that observing these comparators over time would likely yield significant fluctuations in response to changes at only one or two companies.

In 2012, Towers Watson contributed to the Compensation Committee’s review and discussion of the Company’s compensation practices and facilitated access to current proxy data of the smaller subset proxy peer group studied in 2010. The Committee uses the market information obtained from time to time from independent compensation consultants or third-party data sources to test the reasonableness of the compensation decisions we make, but does not target any element of our executive compensation package at a particular level or quartile within a particular peer group.

Compensation Consultant Conflicts of Interest Analysis

In December 2012, the Compensation Committee considered the independence of Towers Watson in light of new SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from Towers Watson addressing its independence, including the following factors: (1) other services provided to us by Towers Watson; (2) fees paid by us as a percentage of Towers Watson’s total revenue; (3) policies or procedures maintained by Towers Watson’s that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Towers Watson or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of Towers Watson did not raise any conflict of interest.

Elements of Our Compensation Program

The key elements of compensation for our named executive officers are base salary, annual cash incentive awards and long-term incentives, such as equity awards that vest over several years. These pay components are based on an annual performance review and our performance against pre-established financial targets. Retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. For certain of our executive officers, we provide a substantial portion of the total annual compensation opportunity in equity-based awards. Stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our shareholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. We also provide change in control protection for certain of our named executive officers, and severance protection for our Chairman and Chief Executive Officer as discussed later in this Compensation Discussion and Analysis.

When making compensation decisions, the Compensation Committee analyzes tally sheets prepared at least annually by our finance department for each of the named executive officers. Each of these tally sheets presents the dollar amount of each component of the named executive officer’s compensation, including current cash compensation (base salary and, if applicable, bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance scenarios. Separate tally sheets show, for each named executive officer, the potential payments upon termination of employment and change in control scenarios.

With regard to the performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our annual cash incentive compensation plan and performance-based equity awards. For the value of termination of employment and change in control payments, the amounts are determined under each of the potential termination or change in control scenarios that are contemplated in the named executive officers’ agreements and under our equity compensation plan. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

In its review of tally sheets in 2012, the Compensation Committee determined that all of these elements in the aggregate provide a reasonable and competitive compensation opportunity for each executive and that each element contributes to our overall compensation objectives discussed above.

Mix of Total Direct Compensation

Because executive officers are in a position to directly influence our overall performance, we deliver a significant portion of their compensation in the form of performance-dependent, short- and long-term incentive programs, including equity awards the value of which is dependent on meeting specific financial goals and/or financial performance as reflected in our stock price. The level of performance-dependent pay varies for each executive based on level of responsibility and internal equity considerations. Only a small portion of our officers’ total compensation is paid in a form other than current cash or equity-based incentives. The bulk of such other compensation is provided through retirement plans, including our 401(k) plan and pension plan. Perquisites and other types of non-cash benefits are used on a limited basis and represent only a small portion of total compensation for our executives.

The Compensation Committee, with the assistance of management and outside consultants, designs, administers and assesses the effectiveness of each element of our compensation program against the market and our overall compensation philosophy as discussed earlier in this Compensation Discussion and Analysis. The table below describes each element and its link to our compensation objectives.

	Retain executive talent	Reward individual performance and contribution to achieving business goals	Reward long- term performance in alignment with shareholders interest
Base Salary	X
Annual Incentive Plan	X	X
SARs, Restricted Stock and Performance Units	X	X	X
Other Compensation and Benefit Programs	X

Allocation of Total Direct Compensation

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components. Specifically, the Committee reviews the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	fixed versus variable,

•	short-term versus long-term, and

•	cash versus equity-based.

We believe that a significant portion of our executives’ compensation should be at risk, and that risk should increase with the executive’s level of responsibility. For example, in 2012, Mr. Smith’s compensation mix had the highest concentration in combined annual bonus opportunity and long-term incentives. We also attempt to balance the short- and long-term focus of our named executive officers and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity.

In fiscal year 2012, the mix of targeted total direct compensation for the CEO and other named executive officers are shown below. Base salary and bonus are paid in cash, while 100% of the long-term incentive opportunity (restricted stock and performance units) is paid in stock. The table depicts the grant-date value of long-term incentive awards as reflected in the Summary Compensation Table.

Analysis of 2012 Compensation Decisions

Base Salary

The Compensation Committee sets the base salary levels for our named executive officers based on a variety of factors, including market salary information, the executive’s experience, geographic factors, and internal equity considerations. These decisions are based on the value of the position to our business strategies as well as on the individual executive holding the position. The Committee reviews the base salaries of our executive officers every year and whenever an officer is promoted. For 2012, the Committee elected to again freeze the base salaries for our CEO and the COO of our publishing businesses, representing the fourth consecutive year that base salaries for these officers were not increased. Following a 6% salary reduction in 2009 and no increases in 2010, consideration for annual merit increases for our other named executive officers resumed in 2011. In 2012, Mr. Fernandez’ base salary was increased by 12.5%, representing a combination merit increase and an increase related to his promotion to President. Mr. Prather received a 3% merit increase, and Mr. Wexler’s 2012 salary represented an 8% increase, reflecting a market-based adjustment and merit increase.

Annual Incentives

The purpose of the annual bonus plan is to reward participants for achieving pre-established one-year financial goals and a high level of individual performance that supports our annual business objectives. Providing a performance-based annual bonus opportunity helps officers and managers achieve their respective business plans for the year by keeping them focused on how their day-to-day decisions affect the achievement of short-term financial targets and provides incentives to maximize their personal contributions to our success. The annual bonus plan encourages and reinforces teamwork as well as individual contributions towards our stated business goals.

The Annual Management Incentive Plan is a subplan of the 2007 Omnibus Incentive Plan. Under this annual bonus plan, the threshold performance goal for each plan year is that we achieve positive consolidated net earnings from continuing operations for such year, as reflected in our consolidated statements of earnings and filed with our Annual Report on Form 10-K for such fiscal year (which we refer to as Threshold Earnings Performance). In any year in which the Threshold Earnings Performance is achieved, the plan establishes an individual award limit for each participant which will be that person’s award unless the Compensation

Committee uses its discretion to pay a lesser amount, which it is expected to do. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance goals and their respective weightings, and intermediate incentive opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance, whether at the corporate, business unit or individual level.

In March 2012, the Compensation Committee designated participants in the annual bonus plan for 2012, which included each of our named executive officers. For 2012, participants in the annual incentive plan were eligible to earn a cash bonus if a minimum financial performance goal was achieved, and a higher cash bonus if a target or maximum financial performance goal was achieved. The Compensation Committee also approved the potential bonus range for each named executive officer, based on the achievement of these financial goals (weighted at 80%) and individual performance (weighted at 20%).

The threshold, target, maximum and actual annual cash bonuses for our named executive officers in 2012, expressed as a percentage of base salary, were as follows:

Name	Threshold* (% of base salary)	Target* (% of base salary)	Maximum* (% of base salary)	Actual (% of base salary)
Steven J. Smith	17.2%	38.5%	65%	65.0%
Andre Fernandez	15.2%	33.5%	55%	54.7%
Elizabeth Brenner	9.0%	20.5%	40%	23.7%
James P. Prather	13.4%	28.5%	45%	42.6%
Steven H. Wexler	13.4%	28.5%	45%	41.0%

* Threshold percentages shown above assume threshold performance under the financial performance component, and no payout under the individual performance component, of the plan. Target percentages assume target performance under the financial component and 50% payout under the individual performance component. Maximum percentages shown in the table assume full payout under both the financial and individual performance components.

Financial Performance. The financial component of the 2012 bonus opportunities for Messrs. Smith and Fernandez, whose duties were focused at the corporate level, was based on our diluted earnings per share from continuing operations. The Committee relies on this financial measure to align corporate executives’ actions with market expectations and encourage growth in shareholder value.

The financial component of the 2012 annual bonus opportunities for Messrs. Prather and Wexler and Ms. Brenner took into account their divisional responsibilities, and was based primarily on the operating earnings targets for our broadcast businesses and our publishing businesses, respectively. We selected operating earnings as a performance metric because it translates easily to operating earnings margin, which is a key measure we use when we communicate to our investors, analysts and management teams. Ten percent (10%) of the total bonus opportunity for Messrs. Prather and Wexler and Ms. Brenner was based on company-wide diluted earnings per share from continuing operations. Seventy percent (70%) of Ms. Brenner’s total bonus opportunity was based on operating earnings targets for our publishing business. Seventy percent (70%) of Mr. Prather’s and Mr. Wexler’s total bonus opportunity was further broken down based on the achievement of operating earnings targets for the primary broadcast market directly managed by him (30%), for the other broadcast markets overseen by him (30%) and for broadcasting overall (10%).

In setting the specific business unit financial performance targets for the annual bonus plan, the Committee considers the profit plans approved for our various business segments. Each of our businesses develops a detailed profit plan in advance of each fiscal year using a “bottom-up” approach. The proposed plan for each business is presented to and reviewed by our corporate senior management team, challenged and revised, and then presented to the Board for approval. To reflect the evolving business environment for the media industry, in which particular business segments are experiencing a declining revenue environment and, in the case of our television business, the every other year cycle for political, issue and Olympics revenue, the Committee designs our bonus plan to encourage performance that would help us minimize the declines, even in cases where target profit plan performance was not achieved.

The following table shows the 2012 performance goals for each named executive officer, expressed as a percentage of his or her 2012 total bonus opportunity.

	Diluted EPS from Continuing Operations	Publishing Group Earnings	Broadcast Group Earnings	Primary Broadcast Market Earnings(1)	Other Broadcast Market Earnings	Individual Performance
Smith	80%	—	—	—	—	20%
Fernandez	80%	—	—	—	—	20%
Brenner	10%	70%	—	—	—	20%
Prather	10%	—	10%	30%	30%	20%
Wexler	10%	—	10%	30%	30%	20%

(1)	Las Vegas market for Mr. Prather and Milwaukee market for Mr. Wexler.

The following table shows the threshold, target, maximum and actual performance levels for each financial component of the 2012 bonus opportunities for our named executive officers. These targets are used in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Financial Measure	Threshold	Target	Maximum*	Actual
Diluted EPS from Continuing Operations(1)	$0.43	$0.50	$0.62	$0.67
Broadcast Group Consolidated Operating Earnings(2)	$35,590,000	$41,870,000	$52,338,000	$59,398,772
Broadcast Group Prather Markets Operating Earnings(3)	$12,940,000	$15,972,000	$21,579,000	$24,152,161
Broadcast Group Wexler Markets Operating Earnings(3)	$26,837,000	$31,977,000	$39,972,000	$40,203,991
Publishing Group Operating Earnings(4)	$12,546,000	$15,683,000	$18,820,000	$14,444,147

*	Performance at or above the maximum level results in a maximum-level payout with respect to the financial performance component.

(1)	Adjusted for workforce reduction charges, and asset impairment charges, earnings/losses from businesses acquired or sold during the year, expenses to acquire or sell a business, and additional interest expense incurred on new financing/debt arrangements.

(2)	Includes a full allocation of company-wide and broadcast corporate expenses, adjusted for asset impairment charges, earnings/losses from businesses acquired during the year and expenses incurred to acquire such businesses.

(3)	Excludes any allocation of company-wide or broadcast corporate expenses, asset impairment charges, earnings/losses from businesses acquired during the year and expenses incurred to acquire such businesses.

(4)	Includes a full allocation of corporate expenses and adjusted for workforce reduction charges, asset impairment charges and the loss on the sale of the Northern Wisconsin publications and websites.

Individual Performance. As discussed above, the bonus opportunities for each of our named executive officers were based 20% on an assessment of individual performance. The individual performance measures are subjective and relate to each executive’s goals and objectives for the year. Our CEO’s performance was assessed by the Compensation Committee with input from the full Board. Our CEO recommended the assessment of each of our other named executive officers, which was then reviewed by the Compensation Committee.

Mr. Smith was awarded 100% of the individual component of his 2012 annual bonus opportunity by the Compensation Committee. Mr. Fernandez was awarded 97.5%, Ms. Brenner 98%, Mr. Prather 91.3%, and Mr. Wexler 55.3%.

In making the award determinations, the Committee noted Mr. Smith’s role in reorganizing our broadcast management under Mr. Fernandez’s leadership, hiring of a Vice President of Human Resources leading a newly centralized function, significant acquisition leadership including the acquisition of our new Nashville CBS affiliate, and the roll out of the Company’s updated vision, mission, values and leadership competencies.

For Mr. Fernandez, the Committee recognized that he assumed leadership of the broadcast business, while continuing to function as CFO. In addition, he led the Company’s efforts for an expanded credit facility enabling the Company to fund the Nashville television acquisition, participated in acquisition activities, and recruited a new controller.

Ms. Brenner’s award took into account her leadership in new digital offerings, including iPad and Android tablet apps, the TAP Milwaukee app, increased utilization of video, and an increase in social media metrics. She also continued to align expenses with revenue in our publishing businesses.

Mr. Prather’s award recognized his achievements in our Las Vegas market, including management of record political and issue advertising, improvements in morning news and increased market revenue share. The award also considered his accomplishments in recruiting new managers for our Palm Springs, Tucson and Boise radio operations, as well as development of a new corporate-wide system for support of our stations’ news and programming activities.

Mr. Wexler’s award took into account his work to enhance our Green Bay Packers programming in our Milwaukee market, expansion of his market oversight responsibilities to include Wichita, Tulsa and Springfield radio, and effective management of record political and issue advertising in Milwaukee.

Long-Term Incentives

Incentive compensation that rewards performance over more than a one-year period is an important element in our overall compensation program because it focuses our executives’ attention on the long-term prospects of our businesses, aligns their vision with those of our shareholders, and provides an appropriate balance to the more immediate focus on annual financial and non-financial goals that our annual bonus plan provides. Prior to 2009, we provided long-term incentive compensation opportunities to certain of our named executive officers in the form of stock-settled SARs subject to annual pro rata vesting over a 3-year period. The majority (approximately 80% in terms of aggregate grant-date value) of these stock-settled SARs have a fixed base value equal to the fair market value of our class A common stock on the grant date and the remainder of such stock-settled SARs have an escalating base value that increases each year over the life of the award. However, as of the end of each year since 2009, all of the SARs held by our named executive officers have remained significantly out-of-the-money, which means that they will have no value unless and until our stock price rises dramatically. SARs that are deeply out-of-the-money provide very weak, if any, incentive or retentive value.

Accordingly, due to the need to retain key talent through recent media industry and macro-economic challenges affecting our businesses, and the depressed value of our stock at such time, in 2009 the Compensation Committee began providing long-term incentive grants in the form of restricted stock awards subject to annual pro rata vesting over a 3-year period. Restricted stock tends to have strong retention value for employees and requires fewer shares to deliver comparable grant value as SARs. In 2012, the Committee added a performance-based vesting component to the long-term incentive program for our named executive officers, to balance and complement the service-based restricted stock awards. The new performance unit awards, which comprised 50% of the 2012 equity grant for our named executive officers, represent the right to earn shares of our class B common stock based on continued employment and the achievement of specified financial targets over the 2012 to 2014 fiscal year performance period. More information regarding the long-term incentives granted to our named executive officers during 2012 can be found in the Grants of Plan-Based Award table and the Outstanding Equity Awards at 2012 Fiscal-Year End table.

Retirement Benefits

Our named executive officers are, or have been, eligible to participate in the following retirement plans:

•	a tax-qualified 401(k) plan,

•	a tax-qualified pension plan (Mr. Fernandez was not eligible for this plan),

•	a nonqualified supplemental benefit plan, and

•	a nonqualified deferred compensation plan.

Collectively, these plans were designed to facilitate retention and encourage our employees to accumulate assets for retirement. The 401(k) plan is a tax-qualified defined contribution benefit plan covering substantially all our employees. The plan allows employees to defer up to 50% of their eligible wages, up to the IRS limit, on a pre-tax basis. In addition, employees can contribute up to 50% of their eligible wages after taxes, subject to a maximum combined total contribution of 50% of eligible wages. Each participant receives Company matching contributions of $0.50 for each dollar contributed by the participant, up to 7% of eligible wages. The maximum match is 3.5% of eligible wages.

Effective January 1, 2011, benefit accruals in our qualified pension plan and our non-qualified supplemental benefit plan have been permanently frozen.

A description of the tax-qualified pension plan and both of the nonqualified plans, the benefits of our named executive officers under those plans, and the terms of their participation can be found in the Pension Benefits and Nonqualified Deferred Compensation tables and the discussion following those tables.

Other Benefits and Perquisites

Our named executive officers participate in various health, life, and disability programs that are generally made available to all employees. The only perquisite that we make available to certain of our named executive officers that we do not extend to all employees is membership in one or two social clubs of the executive’s choosing. While our executives are allowed personal use of such club memberships, they are encouraged to and do consistently use such membership for business entertainment purposes. The cost to us of these perquisites for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Termination and Change in Control Arrangements

Severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for Mr. Smith in his employment agreement and in change in control agreements with three other executive officers, including Mr. Fernandez and Ms. Brenner. Tax gross ups are not provided in any of our change in control agreements. Messrs. Prather and Wexler do not have change in control agreements. Detailed information regarding these agreements and the benefits they provide is included in the paragraphs following the Summary Compensation Table and under “Potential Payments Upon Termination of Employment or Change in Control” on pages 46-49.

The Compensation Committee evaluates the level of severance benefits to each such officer on a case-by-case basis and, in general, considers these severance protections an important part of our executives’ compensation and consistent with competitive practices.

Many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with us during such a critically important but personally uncertain time, we provide severance benefits under the change in control agreements if the executive’s employment is terminated by us without cause or by the executive for “good reason” in connection with a change in control. A termination by the executive for “good reason” is designed to be conceptually the same as a termination by us without cause or, in effect, a “constructive termination.” In the context of a change in control, potential acquirors might otherwise have an incentive to induce an executive’s resignation through a material diminution in his or her position, authority, duties, responsibilities or compensation, to avoid paying severance. Therefore, the Committee believes it is appropriate to provide severance benefits in these circumstances as well as for direct termination without cause.

The effect of a change in control on awards granted under our 2007 Omnibus Incentive Plan depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, the awards will vest and payout upon the change in control, in whole or in part. For example, the 2007 Omnibus Plan provides that, unless otherwise provided by the Committee, if performance-based awards are not assumed by the acquiring company they will vest and payout on a pro rata basis, based on target or actual performance (depending on whether the change in control occurs during the first or second half of the performance period, respectively). In the case of performance-based incentive awards, it may be difficult to translate the existing goals and performance metrics to the acquiring company’s environment, and the parties to the transaction may decide to vest and payout those incentive awards at the time of the transaction. On the other hand, if awards are assumed by the acquiring company and equitably converted in connection with the transaction (as is often the case with service-based equity awards), then the awards will vest and payout only if the participant’s employment is involuntarily or constructively terminated within two years after the change in control. We believe this structure is fair to employees whose jobs are in fact terminated in the transaction, without providing a windfall to those who continue to enjoy employment with the acquiring company following the change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their incentive awards. All awards granted under our 2003 Equity Incentive Plan have already vested.

Management of Compensation-Related Risk

The Compensation Committee has designed our compensation programs to avoid excessive risk-taking. The following are some of the features that are designed to help us appropriately manage compensation-related business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures, including financial and individual performance;

•	Fixed maximum award levels for performance-based awards;

•

An assortment of vehicles for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term shareholder interests;

•	A compensation recoupment policy, as described below;

•	Stock ownership and retention guidelines applicable to senior executive officers, as described below; and

•	Equity grant procedures, as described below.

Compensation Recoupment Policy. Pursuant to the Sarbanes-Oxley Act, if we are required, as a result of misconduct, to restate our financial results due to material noncompliance with financial reporting requirements under U.S. securities laws, we must recover from our CEO and CFO any bonus or other incentive-based or equity-based compensation paid to that executive officer (including profits realized from the sale of our securities) during the 12 months after the first issuance or filing of the noncompliant financial information. In addition, we voluntarily adopted a compensation recoupment policy effective January 1, 2011 that complies with the general parameters described in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act). In the event that we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under U.S. securities laws, we will seek to recover from any current or former executive officer incentive-based compensation (including equity compensation) received during the three-year period preceding the date on which the accounting restatement was required to be made. The amount to be recovered is the excess of the amount paid calculated by reference to the erroneous data, over the amount that would have been paid to the executive officer calculated using the corrected accounting statement data. This compensation recovery would be applied regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. When the SEC issues final regulations implementing the compensation recoupment provisions of the Dodd-Frank Act, we will amend our policy to conform with those regulations, as necessary.

A copy of the Company’s Compensation Recoupment Policy can be found in the Corporate Governance section of the Company’s website at www.journalcommunications.com.

Stock Ownership and Retention Guidelines. Our three most senior executive officers are required to hold a meaningful amount of Company stock throughout their tenures in their executive positions. This program assists in focusing executives on long-term success and shareholder value.

Title	Number of Shares	Approximate Multiple of Base Salary, based on year-end stock price
Chairman and CEO	175,000	1.20
President and CFO	75,000	0.86
Executive Vice President and COO Publishing	75,000	0.89

Equity awards granted to these officers may be used to satisfy their stock ownership requirements; however stock options and SARs do not count toward ownership guidelines until after exercise. Those subject to stock ownership guidelines were expected to meet the guidelines by 2010 or, for new hires, within five years of their hire date. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the ownership guidelines. As of December 30, 2012, each of our named executive officers who were subject to our stock ownership guidelines had met his or her ownership requirements.

To facilitate Company share ownership, we also maintain an Employee Stock Purchase Plan, under which all of our employees, including our named executive officers, are permitted on or about each June 30 and December 31 to purchase through accumulated payroll deductions shares of our class B common stock at a 10% discount to the closing price of our class A common stock on the NYSE on the purchase date. Messrs. Smith and Fernandez and Ms. Brenner are current participants in our Employee Stock Purchase Plan.

Equity Grant Practices. The Board maintains an internal policy on administration and accounting for equity awards. This policy provides, among other things, that merit-based equity awards may be approved at any regularly scheduled meeting of the Compensation Committee. The equity grant policy provides that grants may be approved at any regularly scheduled meeting even if the Compensation Committee in fact is aware of material non-public information at that time. By adhering to this normal schedule for grants, the Compensation Committee would not be influenced by whether the non-public information it may have would likely result in an increase or decrease in our stock price. The equity grant policy also provides that any equity grants that are not merit-based awards (such as grants to newly hired or promoted employees or other off-cycle awards or discretionary grants) will be made on the later of (a) approval of such grant by the Compensation Committee or (b) the first business day of the month following the triggering event, unless the Compensation Committee specifies a different grant date, which is on or after the approval date. By regulating the timing of equity grants, the Committee intends to eliminate any perception that grant dates might be timed to take advantage of a favorable stock price. The equity grant policy provides that (i) dividend equivalents, if any, awarded with respect to any performance shares or performance-contingent restricted stock units will be accrued by the Company during the restricted period and paid to the holder thereof only if and when the related underlying awards vest and become non-forfeitable, and (ii) unless the Compensation Committee provides otherwise, any dividends paid with respect to time-based restricted stock awards will be accrued during the restricted period and paid to the holder only if and to the extent that the award vests.

Tax and Accounting Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our named executive officers other than the Chief Financial Officer. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) is fully deductible by us, without regard to the limits of Section 162(m).

The 2007 Omnibus Incentive Plan allows the Compensation Committee to grant incentive awards that may qualify for the performance-based compensation exemption from Section 162(m), such as the performance unit awards we granted in 2012, the SARs that we granted in prior years and the Annual Management Incentive Plan, which is a subplan of the 2007 Omnibus Incentive Plan. However, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Service-based restricted stock awards are not eligible for the performance-based compensation exemption.

Accounting treatment of equity awards, though a consideration, does not have a material effect on our selection of forms of compensation. However, when approving the terms and conditions of equity awards, the Committee takes into consideration the effect on accounting cost associated with various design features, such as whether they are to be settled in stock or cash, the length of vesting periods and the overall term of the award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board oversees the compensation program of Journal Communications, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the above Compensation Discussion and Analysis. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012, each of which has been, or will be, filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:

Mary Ellen Stanek, Chairman

David J. Drury

Owen Sullivan

Compensation Risk Assessment

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not provide our executives or employees with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of the Company or the investments of our shareholders. Specifically, based on discussions with management at its October 2012 meeting, the Board made an assessment of the Company’s primary business risks. The Compensation Committee considered these identified risks and the impact of the Company’s compensation programs on business risk. The Compensation Committee considered compensation programs that apply to employees at all levels, including, but not limited to, sales compensation programs and special incentives, on-air talent incentives tied to ratings, management short-term and long-term incentives, and the absence of incentives related to pension or other benefit plan investment performance. The Compensation Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our named executive officers for the fiscal years ended December 30, 2012, December 25, 2011, and December 26, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Steven J. Smith Chairman and Chief Executive Officer (PEO)	2012	752,000	414,778	488,800	459,116	21,435	2,136,129
	2011	752,000	596,000	256,808	582,078	20,360	2,207,246
	2010	752,000	452,500	488,800	312,211	13,442	2,018,953

Andre J. Fernandez President and Chief Financial Officer (PFO)	2012	436,538	179,998	246,263	—	16,614	879,413
	2011	394,862	208,600	118,400	—	15,935	737,767
	2010	366,600	126,700	199,110	—	6,893	699,303

Elizabeth Brenner Executive Vice President; Chief Operating Officer of Publishing Group	2012	437,100	155,402	103,633	26,716	12,325	735,176
	2011	437,100	208,600	90,941	30,723	12,075	779,439
	2010	437,100	126,700	238,602	15,767	3,482	821,651

James P. Prather Vice President; Executive Vice President, Television and Radio of Journal Broadcast Group	2012	375,308	54,782	161,153	100,544	2,551	694,338
	2011	366,339	89,400	81,451	117,894	3,528	658,612
	2010	357,200	—	156,818	55,434	—	569,452

Steven Wexler Vice President; Executive Vice President, Television and Radio of Journal Broadcast Group	2012	370,462	52,546	154,880	81,779	8,700	668,367
	2011	346,769	89,400	100,893	93,224	8,250	638,536
	2010	329,000	—	146,199	42,132	54,689	572,020

(1)	In proxy statements prior to 2012, the portion of the cash award earned in 2010 under our Annual Management Incentive Plan that was based on achievement of individual performance goals was reported in the “Bonus” column. Based on SEC interpretations, we have relocated these prior-reported amounts to the “Non-Equity Incentive Plan Compensation” column of this table.

(2)	Reflects the aggregate grant date fair value of stock awards granted to the named executive officers in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation. For 2012, the awards for which the grant date fair value is shown in this table are described in the Grants of Plan-Based Awards table. The grant date fair value of the restricted stock awards granted in 2012, 2011 and 2010 was determined by reference to the closing price of the shares on the grant date. The grant date fair value of the performance unit awards granted in 2012 was computed by multiplying (i) the target number of units awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (ii) the closing price of the underlying shares on the grant date. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these performance unit awards would have been $311,084 for Mr. Smith, $134,999 for Mr. Fernandez, $116,552 for Ms. Brenner, $41,087 for Mr. Prather, and $39,410 for Mr. Wexler.

(3)	Reflects the increase for the reported year in actuarial present value of each named executive officer’s benefit under our defined benefit pension plan and supplemental executive retirement plan. The increase in value from 2011 to 2012 was attributable to a decrease in the discount rate (to 3.95% from 4.55%) and a change in the mortality assumption to reflect additional improvement in expected mortality.

(4)	Amounts included in this column for 2012 consisted of a de minimis cell phone stipend and the amounts set forth in the following table:

	Smith	Fernandez	Brenner	Prather	Wexler
Club membership*	$12,760	$7,864	$3,825	—	—
401(k) match	$8,500	$8,500	$8,500	$2,376	$8,500

*	Reflects the aggregate cost to the Company of providing the benefit.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 30, 2012, to our named executive officers.

2012 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Smith		129,344	289,520	488,800
	3/19/12				18,550	37,100	55,650		207,389
	3/19/12							37,100	207,389
Fernandez		68,400	150,750	247,500
	3/19/12				8,050	16,100	24,150		89,999
	3/19/12							16,100	89,999
Brenner		39,514	89,518	174,840
	3/19/12				6,950	13,900	20,850		77,701
	3/19/12							13,900	77,701
Prather		50,501	107,730	170,100
	3/19/12				2,450	4,900	7,350		27,391
	3/19/12							4,900	27,391
Wexler		50,501	107,730	170,100
	3/19/12				2,350	4,700	7,050		26,273
	3/19/12							4,700	26,273

(1)	Represents potential payout opportunities for performance in 2012 under the Annual Management Incentive Plan, based on intermediate performance goals established by the Compensation Committee to guide its exercise of discretion to pay less than the maximum individual award limits under the annual incentive plan. Threshold amounts shown in the table assume threshold performance under the financial component, and no payout under the individual performance component, of the Annual Management Incentive Plan. Target amounts shown in the table assume target performance under the financial component, and 50% payout under the individual performance component, of such plan. Maximum amounts shown in the table assume full payout under both the financial and individual performance components.

(2)

Represents potential payout opportunities under the performance unit awards granted under the 2007 Omnibus Incentive Plan. These awards represent the right to earn shares of our class B common stock based on continued employment and the achievement of specified targets for adjusted cumulative EBITDA over the 2012 to 2014 fiscal year performance period. Threshold amounts in the table assume achievement of 80% of the EBITDA target, resulting in a payout of 50% of the target award, target amounts in the table assume achievement of 100% of the EBITDA target, resulting in a payout of 100% of the target award, and maximum amounts in the table assume achievement of 120% or more of the EBITDA target, resulting in a payout of 150% of the target award, with straight-line interpolation between such points. The awards will be forfeited if adjusted cumulative EBITDA over the performance period is less than 80% of target.

(3)	Represents restricted shares of class B stock granted under the 2007 Omnibus Incentive Plan, which vest 33%, 33% and 34%, respectively, on the first three anniversaries of the grant date provided the officer remains employed as of each vesting date.

(4)	Represents the aggregate grant date fair value of each stock award, determined pursuant to ASC Topic 718.

Summary of Material Terms of Compensation Paid in 2012

Annual Bonus Plan. The Compensation Discussion and Analysis section of this Proxy Statement describes our Annual Management Incentive Plan under which our named executive officers were eligible to receive an annual cash bonus based on a combination of their individual performance and the achievement of certain financial goals. Eighty percent of the annual bonus opportunity for our named executive officers in 2012 was based on financial performance and 20% was based on an assessment of each executive’s individual performance.

Equity Awards. In 2012, we granted to each of our named executive officers a combination of (i) performance-based restricted stock units (performance units), which represent the right to earn shares of our class B stock based on the achievement of specified targets for adjusted cumulative EBITDA over a three-year period, and (ii) time-based restricted shares of class B stock that vest in substantially equal annual installments over a three-year period provided the officer remains employed as of each vesting date. The class B stock is convertible into class A stock (subject to certain limitations specified in the Company’s Amended and Restated Articles of Incorporation) on a 1-for-1 basis at no cost.

Employment Agreement with Mr. Smith. We maintain an employment agreement with Mr. Smith, our Chairman and Chief Executive Officer, pursuant to which he is entitled to an annual base salary of not less than his current base salary, as increased from time to time, and he is entitled to participate in all short-term and long-term incentive compensation plans, and savings, retirement and welfare plans and programs offered by us to our senior executives. Mr. Smith’s annual and long-term incentive target opportunities are required to be equal to or higher than the target opportunities set for other senior executive officers. If a change in control occurs, for the following two years, Mr. Smith’s target annual bonus opportunity will be no less than it was for the last full fiscal year prior to the change in control. The term of Mr. Smith’s employment agreement will expire on April 10, 2016. However, if a change in control occurs within two years prior to the expiration of the term of the employment agreement, the term will be extended for a period of two years following the date of the change in control. More information about Mr. Smith’s employment agreement appears later in this Proxy Statement, under the heading “Potential Payments Upon Termination of Employment or Change in Control.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 30, 2012 with respect to our named executive officers.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units or Other Rights That Have Not Vested ($)(1)
Smith	224,000	(2)	—	7.57	2/15/18	—		—
	118,000	(3)	—	(3)	2/15/18	—		—
	220,000	(4)	—	13.31	2/16/17	—		—
	75,000	(5)	—	(5)	2/16/17	—		—
	—		—	—	—	41,750	(6)	215,848
	—		—	—	—	66,700	(7)	344,839
						37,100	(8)	191,807
									55,650	(9)	287,711
Fernandez	—		—	—	—	11,690	(6)	60,437
	—		—	—	—	23,345	(7)	120,694
						16,100	(8)	83,237
									24,150	(9)	124,856
Brenner	74,000	(2)	—	7.57	2/15/18	—		—
	39,000	(3)	—	(3)	2/15/18	—		—
	65,000	(4)	—	13.31	2/16/17	—		—
	20,000	(5)	—	(5)	2/16/17	—		—
	—		—	—	—	11,690	(6)	60,437
	—		—	—	—	23,345	(7)	120,694
						13,900	(8)	71,863
									20,850	(9)	107,795
Prather	—		—	—	—	10,005	(7)	51,726
						4,900	(8)	25,333
									7,350	(9)	38,000
Wexler	—		—	—	—	10,005	(7)	51,726
						4,700	(8)	24,299
									7,050	(9)	36,449

(1)	Reflects the value calculated by multiplying the number of shares or units by $5.17, which was the closing price of our class A common stock on December 28, 2012, the last trading day in our 2012 fiscal year.

(2)	Fixed-price SARs awarded to the named executive officer on February 15, 2008, under the 2007 Omnibus Incentive Plan. 33.3% of the SARs vested on February 15, 2009, 33.3% vested on February 15, 2010, and 33.4% vested on February 15, 2011.

(3)	Escalating-price SARs awarded to the named executive officer on February 15, 2008, under the 2007 Omnibus Incentive Plan. 33.3% of the SARs vested on February 15, 2009, 33.3% vested on February 15, 2010, and 33.4% vested on February 15, 2011. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(4)	Fixed-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vested on February 15, 2009, and 33.4% vested on February 15, 2010.

(5)	Escalating-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vested on February 15, 2009, and 33.4% vested on February 15, 2010. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(6)	Restricted class B stock awarded on February 16, 2010, under the 2007 Omnibus Incentive Plan. 33.3% of the shares vested on February 16, 2011, 33.3% of the shares vested on February 16, 2012, and 33.4% of the shares vested on February 16, 2013.

(7)	Restricted class B stock awarded on February 17, 2011, under the 2007 Omnibus Incentive Plan. 33.3% of the shares vested on February 17, 2012, 33.3% of the shares vested on February 17, 2013, and 33.4% of the shares vest on February 17, 2014.

(8)	Restricted class B stock awarded on March 19, 2012, under the 2007 Omnibus Incentive Plan. 33% of the shares vest on March 19, 2013, 33% of the shares vested on March 19, 2014, and 34% of the shares vest on March 19, 2015.

(9)	Performance unit awards payable in class B stock awarded on March 19, 2012, under the 2007 Omnibus Incentive Plan. The number of performance units shown reflects estimated payout at the maximum level because, as of December 31, 2012, adjusted EBITDA for the 2012-2014 performance period was expected to exceed the target level. These awards do not vest until the end of the performance period, and the payout level will depend on the actual level of achievement of adjusted cumulative EBITDA for the full 2012-2014 fiscal year performance period. The grantee must remain employed to the end of the performance period in order to vest, except that the continued-service requirement will be waived for Mr. Smith in the event of his retirement.

Option Exercises and Stock Vested

The following table summarizes amounts received in fiscal year 2012 upon the vesting of restricted stock for our named executive officers. Our named executive officers did not exercise any option awards in 2012.

2012 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Smith	125,125	598,085
Fernandez	48,395	235,249
Brenner	40,045	191,161
Prather	4,995	24,276
Wexler	4,995	24,276

(1)	Represents the number of shares of restricted stock that vested in 2012 and the aggregate value of such shares of common stock based upon the fair market value of our common stock on the vesting date.

Pension Benefits

The following table sets forth certain information with respect to the potential benefits to our named executive officers under our qualified pension and supplemental executive retirement plans as of December 30, 2012.

2012 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Smith	Employees’ Pension Plan	32	829,440	—
	Supplemental Benefit Plan	32	3,323,310	—
Fernandez	Employees’ Pension Plan	N/A	N/A	N/A
	Supplemental Benefit Plan	N/A	N/A	N/A
Brenner	Employees’ Pension Plan	3.5	80,548	—
	Supplemental Benefit Plan	3.5	116,538	—
Prather	Employees’ Pension Plan	16.5	285,831	—
	Supplemental Benefit Plan	16.5	376,624	—
Wexler	Employees’ Pension Plan	19	287,291	—
	Supplemental Benefit Plan	19	202,164	—

(1)	The actuarial present value of the accumulated plan benefits was calculated using the accrued benefit valuation method and the following assumptions: a discount rate of 3.95%; normal retirement age based on the Social Security Normal Retirement Age, which varies based on the participant’s year of birth; and a post-retirement mortality rate derived from the 2013 Static Mortality Table for Annuitants (with no mortality assumed pre-retirement). The increase in value from 2011 to 2012 was attributable to a decrease in the discount rate (to 3.95% from 4.55%) and a change in the mortality assumption to reflect additional improvement in expected mortality.

Employees’ Pension Plan

The Employees’ Pension Plan (which we refer to as the Pension Plan) is a defined benefit pension plan that provides benefits for our employees as well as employees of certain of our subsidiaries who meet minimum age and service eligibility requirements. Effective as of January 1, 2011, benefit accruals under the Pension Plan were permanently frozen. The Pension Plan is completely funded by us. Our contributions were accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974.

Subject to certain limitations, the monthly retirement benefit under the Pension Plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment prior to the freezing of the Pension Plan, number of years of benefit service, and an actuarially determined Social Security offset.

Mr. Fernandez does not participate in the Pension Plan because he was hired after May 1, 2006. The retirement benefit for Messrs. Prather and Wexler and Ms. Brenner under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows, subject to the freezing of accruals as of January 1, 2011:

•	0.65% of final average compensation times years of service (up to 35 years), plus

•	0.40% of final average compensation times years of service from 35 to 40 years, plus

•	0.65% of final average compensation in excess of “Covered Compensation” times years of service (up to 35 years).

For purposes of this formula, “compensation” in a given year means the participant’s gross annual compensation, excluding long-term incentive compensation that may be paid in cash or stock. “Covered Compensation” means average Social Security wage base during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age.

Mr. Smith was a participant in the Pension Plan prior to December 31, 1998, when a different formula was in effect. His Pension Plan benefit consists of the benefit account accrued as of December 31, 1998 under the prior plan formula plus the benefits determined under the above formula for service between December 31, 1998 and December 31, 2010.

Our employees hired on or before May 1, 2006 automatically became participants in the Pension Plan on their entry date, which was the January 1, or July 1 after reaching age 21 and completing one year of eligible service with 1,000 hours. Pension Plan benefits will begin when a participant reaches normal retirement age for Social Security purposes. Benefits can begin as early as age 60, but the benefit will be lower than at normal retirement age. No named executive officer currently receives payments under the Pension Plan.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (which we refer to as the SERP) is an unfunded, nonqualified defined benefit retirement plan. Under the SERP, certain executives are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan or our 401(k) plan. Benefits payable under the SERP are calculated without regard to the limitations imposed by the Code on the amount of compensation that may be taken into account under the Pension Plan or 401(k) plan. The purpose of the SERP is to supplement the benefits payable under the Pension Plan or 401(k) plan.

The Compensation Committee determined participants in the SERP, except for those individuals grandfathered as participants in the SERP as of December 31, 2006. Eligible employees included those executives whose benefits under the Pension Plan or 401(k) plan were affected by Code limitations. Effective January 1, 2011, benefit accruals under the SERP were permanently frozen.

Amount of Supplemental Benefit. Executives who participated in the Pension Plan will receive a supplemental benefit equal to the excess, if any, of (i) the monthly benefit payable to the executive under the Pension Plan, computed without regard to the Code limitations, but taking into account for purposes of compensation under the Pension Plan only base pay plus annual incentive compensation (including any deferred amounts of base pay and annual incentive compensation), over (ii) the amount of monthly benefit actually payable to the executive under the Pension Plan as limited by the Code.

Effective January 1, 2011, annual employer contributions are no longer a component of the 401(k) plan. Executives who previously received an annual employer contribution pursuant to the 401(k) plan will receive a supplemental benefit based on the amount credited to an account established for the executive. At the time the annual employer contribution to the 401(k) plan was made on behalf of the executive for such year, an amount was credited to the executive’s SERP account equal to the difference between: (i) the annual employer contribution that would be made to the 401(k) plan computed without regard to Code limitations, but taking into account for purposes of compensation under the 401(k) plan only base pay (including any deferred amounts of base pay); and (ii) the amount of the annual employer contribution actually made on behalf of the executive under the 401(k) plan as limited by the Code. Earnings will be credited to the account of each executive, from time to time, at the rate determined by the Compensation Committee.

Benefits which become payable to an executive under the SERP will be payable upon the later of executive’s attainment of age 60 or his or her termination of employment.

For purposes of calculating the SERP benefit, a participant’s “compensation” excluded long-term incentive compensation that may be paid in cash or stock. For example, the SERP benefit would not be affected by a participant’s equity awards that vest over a period longer than one year, but the pension benefit under the SERP would be affected by any annual bonus payable in cash or stock.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to contributions to and withdrawals from our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”) by our named executive officers during the fiscal year ended December 30, 2012. Messrs. Smith and Wexler and Ms. Brenner have elected not to participate in our Non-Qualified Deferred Compensation Plan and do not have an outstanding balance in such plan.

2012 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Smith	—	—	—	—	—
Fernandez	126,092	—	8,941	—	528,572
Brenner	—	—	—	—	—
Prather	8,428	—	3,013	—	172,026
Wexler	—	—	—	—	—

(1)	Contributions are included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2012.

(2)	Aggregate earnings are not includable in the Summary Compensation Table disclosure above because such earnings were not preferential or above-market.

(3)	Includes the amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year.

Our Deferred Compensation Plan allows participants to defer a portion or all of their base salary and a portion or all of their payment from the annual bonus plan. There is no limitation on the amount participants may choose to defer. The participant’s deferrals receive an annual return based on the prime interest rate minus 1.5%.

Upon a participant’s termination of employment, he or she may elect to receive his or her distribution in a lump sum or annual installments over a period of ten years. If a participant’s death occurs prior to the payment of any amounts to him under the Deferred Compensation Plan, other than payments for unforeseeable emergencies, the participant will receive his or her distribution in five annual installments. If a participant’s death occurs after the payment of any amount to him under the Deferred Compensation Plan, other than payments for unforeseeable emergencies, his beneficiary will receive the distributions in the same form as paid to the participant prior to his death. In the event of an unforeseeable emergency (as defined) either before or after the commencement of payments under the Deferred Compensation Plan, a participant may request that all or any portion of his or her benefits be paid in one or more installments prior to the normal time for payment of such amounts.

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreement with Mr. Smith.

As mentioned in the Compensation Discussion and Analysis of this Proxy Statement, we are party to an employment agreement with Mr. Smith, which provides benefits to him in the event of his termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as explained below.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If Mr. Smith is terminated for cause or resigns without good reason (as such terms are defined in the agreement), or if Mr. Smith’s employment is terminated at the end of the employment period, he will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Smith dies, or if we terminate his employment due to his disability, Mr. Smith (or his estate) will receive any salary accrued through the date of termination, plus a pro-rata portion of his target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If Mr. Smith’s employment is terminated by us without cause or if he resigns for good reason, then in addition to accrued salary, he will be entitled to a pro rata target annual bonus for the year of termination and a severance payment equal to three times his then-current annual salary and target annual bonus. In addition, all of the time-based restrictions on Mr. Smith’s outstanding equity awards will lapse as of the date of termination, any options or SARs will vest and remain exercisable through the end of their original terms, and any performance awards will be governed by the terms and conditions of the plan under which they were awarded. We will continue to provide him with group health coverage for a period of 36 months. The employment agreement provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Mr. Smith’s employment agreement contains confidentiality, noncompetition and employee nonsolicitation covenants that apply during his employment with us and for 24 months after his termination of employment.

Benefits to Other Named Executive Officers in the Event of a Change in Control.

We have change in control agreements with Mr. Fernandez and Ms. Brenner. Each agreement provides severance payments and benefits to the executive if his or her employment is terminated without cause or he or she resigns for good reason within two years after a change in control (as such terms are defined in the agreements). Messrs. Prather and Wexler do not have change in control agreements.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If the executive is terminated for cause or resigns without good reason within two years after a change in control, or if the executive’s employment is terminated at the end of the employment period following a change in control, he or she will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If the executive’s employment terminates due to death or disability within two years after a change in control, he or she will receive any salary accrued through the date of termination, plus a pro-rata portion of the executive’s target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If the executive’s employment is terminated by us without cause or if the executive resigns for good reason within two years after a change in control, then in addition to accrued salary, he or she will be entitled to a pro rata target annual bonus for the year of termination and a severance payment equal to two times the executive’s then-current annual salary and target annual bonus. In addition, all of the time-based restrictions on the executive’s outstanding equity awards will lapse as of the date of termination, any options or SARs will vest and remain exercisable through the end of their original terms, and any performance awards will be governed by the terms and conditions of the plan under which they were awarded. We will continue to provide the executive with group health coverage for 24 months after his or her termination, except that our obligation to provide health coverage will end if the executive becomes employed by another employer that provides him or her with group health benefits.

The agreements provide that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Each of the agreements contains confidentiality and employee nonsolicitation covenants that apply during the executive’s employment with us and for 24 months after his or her termination of employment. The agreements also contain a noncompetition covenant that applies for 24 months after the executive terminates employment, unless he or she timely waives the severance benefits provided by the change in control agreement, in which case the noncompetition covenant will not apply.

Summary of Potential Termination Payments and Benefits.

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 30, 2012 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2012, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control ($)
Smith
Cash Severance	—	3,158,400	—	—	—	3,158,400
Vested Account Balances(1)
Pension Plan	829,440	829,440	829,440	414,720	829,440	829,440
SERP	3,323,310	3,323,310	3,323,310	1,661,655	3,323,310	3,323,310
Benefits Continuation(2)	—	38,305	—	—	—	38,305
Retiree Medical(3)	34,822	34,822	34,822	—	34,822	34,822
Value of Unvested Equity Awards(4)	—	287,710	287,710	1,040,204	1,040,204	816,430
Accrued Vacation	220,750	220,750	220,750	220,750	220,750	220,750
Total	4,408,322	7,892,737	4,646,032	3,337,329	5,448,526	8,421,457
Fernandez
Cash Severance	—	—	—	—	—	1,215,000
Vested Account Balances(1)
SERP	—	—	—	—	—	—
Benefits Continuation(2)	—	—	—	—	—	29,413
Retiree Medical(3)	—	—	—	—	—	—
Value of Unvested Equity Awards(4)	—	124,855	124,855	389,223	389,223	292,114
Total	—	124,855	124,855	389,223	389,223	1,536,527
Brenner
Cash Severance	—	—	—	—	—	1,054,285
Vested Account Balances(1)
Pension Plan	80,548	80,548	80,548	40,274	80,548	80,548
SERP	116,538	116,538	116,538	58,269	116,538	116,538
Benefits Continuation(2)	—	—	—	—	—	26,155
Value of Unvested Equity Awards(4)	—	107,794	107,794	360,788	360,788	276,948
Total	197,086	304,880	304,880	459,331	557,874	1,554,474
Prather
Vested Account Balances(1)
Pension Plan	285,831	285,831	285,831	142,916	285,831	285,831
SERP	376,624	376,624	376,624	188,312	376,624	376,624
Value of Unvested Equity Awards(4)	—	37,999	37,999	115,058	115,058	85,503
Accrued Vacation	14,154	14,154	14,154	14,154	14,154	14,154
Total	676,609	714,608	714,608	460,440	791,667	762,112

Name	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control ($)
Wexler
Vested Account Balances(1)
Pension Plan	287,291	287,291	287,291	143,646	287,291	287,291
SERP	202,164	202,164	202,164	101,082	202,164	202,164
Value of Unvested Equity Awards(4)	—	36,448	36,448	112,473	112,473	84,125
Total	489,455	525,903	525,903	357,201	601,928	573,580

(1)	Represents amounts vested irrespective of termination of employment.

(2)	Represents Company-paid COBRA for medical and dental coverage based on COBRA 2012 rates for the first 18 months and an equivalent plan rates for the remaining time period as follows: Mr. Smith, 36 months; Mr. Fernandez, 24 months; and Ms. Brenner, 24 months.

(3)	Represents actuarially calculated present value of retiree medical benefit until age 65. In calculating the present value of such benefit, we referred to the Pension Protection Act Static 2012 Mortality Table and assumed a discount rate of 3.85%. We also assumed a 9.5% annual rate of increase in the per capita cost of medical benefits for 2012, decreasing gradually to 5% by 2021 and remaining at that level thereafter.

(4)	Represents the value of unvested equity awards that vest upon the designated event. Awards granted in or after 2008 under the 2007 Omnibus Incentive Plan do not vest automatically upon a change in control if the awards are assumed by the acquiring company, but do vest upon the executive’s termination of service with us due to death or disability or, in some cases, upon his or her retirement, termination without cause or resignation for good reason. Awards of class B restricted stock and the performance units are valued as of year-end 2012 based upon the closing price of our class A common stock on the NYSE on December 28, 2012, the last trading day in our 2012 fiscal year, of $5.17. Since the base value of all currently outstanding SARs exceeds this year-end closing price, they are valued at $0 in the table. With respect to the performance units, the amounts included assume (i) payout at the maximum level upon termination due to death, disability, retirement or termination without cause, (ii) a prorated payout at the target level upon termination in connection with a change in control, and (iii) in the case of termination without cause or retirement, that the Compensation Committee waived any required service condition.

Potential Payments upon a Change in Control.

The following table summarizes the value of payments with respect to unvested equity awards that each of our named executive officers would receive assuming that (i) a change in control occurred on December 30, 2012, (ii) the executive did not incur a termination of employment, and (iii) the acquirer did not assume the outstanding equity awards granted under the 2007 Omnibus Incentive Plan.

	Smith	Fernandez	Brenner	Prather	Wexler
Value of Unvested Equity Awards	$816,430	$292,114	$276,948	$85,503	$84,125

(1)	Each of our named executive officers would receive (i) with respect to outstanding shares of restricted class B stock: Mr. Smith, $752,494; Mr. Fernandez, $264,368; Ms. Brenner, $252,994; Mr. Prather, $77,059; and Mr. Wexler, $76,025, and (ii) with respect to outstanding performance units: Mr. Smith, $63,936; Mr. Fernandez, $27,746; Ms. Brenner, $23,954; Mr. Prather, $8,444; and Mr. Wexler, $8,100. Awards of class B restricted stock and the performance units are valued as of year-end 2012 based upon the closing price of our class A common stock on the NYSE on December 28, 2012, the last trading day in our 2012 fiscal year, of $5.17. Since the base value of all currently outstanding SARs exceeds this year-end closing price, they are valued at $0 in the table. All awards granted under our 2003 Equity Incentive Plan have already vested and therefore would not be affected by that plan’s single-trigger change in control provision.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assisted the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed the audited financial statements for 2012 with management. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, Communication With Audit Committees, and Rule 2-07 of SEC Regulation S-X. In addition, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with PricewaterhouseCoopers LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K filed with the SEC.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Jeanette Tully, Chairperson

David G. Meissner

Jonathan Newcomb

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DISCLOSURE

The Audit Committee of the Board appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 and our shareholders ratified such appointment at our 2012 Annual Meeting of Shareholders. We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. In 2012, PricewaterhouseCoopers LLP performed an annual audit of our consolidated financial statements for inclusion in our 2012 annual report to shareholders and required filings with the SEC for our fiscal year ended December 30, 2012.

Audit Fees. The aggregate audit fees billed by PricewaterhouseCoopers LLP for our fiscal years ended December 30, 2012 and December 25, 2011 were $725,100 and $665,500, respectively. Audit fees include fees billed for professional services rendered for the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP for our fiscal years ended December 30, 2012 and December 25, 2011 were $0 and $0, respectively. Audit-related fees include fees billed for assurance and related services for attest services and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees. The aggregate tax fees billed by PricewaterhouseCoopers LLP for our fiscal years ended December 30, 2012 and December 25, 2011 were $40,000 and $100,000, respectively. Tax fees in 2011 included fees billed for professional services rendered for tax planning.

All Other Fees. All other fees for products and services other than those in the above three categories billed by PricewaterhouseCoopers LLP for our fiscal years ended December 30, 2012 and December 25, 2011 were $0 and $0, respectively.

Our Audit Committee does not consider the provision of non-audit services by PricewaterhouseCoopers LLP to be incompatible with maintaining auditor independence. Pursuant to the provisions of the Audit Committee charter, all audit services and all permitted non-audit services (unless de minimis) provided by our independent auditors, as well as the fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit, audit-related, tax and other services, if any, provided by PricewaterhouseCoopers LLP during 2012 were approved by our Audit Committee in accordance with 17 CFR 210.2-01(c)(7)(i) and the terms of the Audit Committee charter.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ended December 29, 2013, as well as the effectiveness of our internal control over financial reporting as of December 29, 2013, and requests that our shareholders ratify the appointment. If our shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider the appointment.

Audit services provided by PricewaterhouseCoopers LLP in 2012 included the audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will have an opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 29, 2013, the number of votes cast in favor of ratification must exceed the number of votes cast in opposition to it. If a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote either “for” or “against” ratification, either because the broker elects not to exercise its discretionary authority to vote on the ratification or does not have authority to vote on the ratification (a “broker non-vote”), then such broker non-vote will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. However, broker non-votes and abstentions will be counted as present in determining whether there is a quorum present at the Annual Meeting.

Proxies solicited by the Board will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 29, 2013 unless the shareholder has specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

The following table describes the beneficial ownership of our class A shares and class B shares as of the record date held by (i) each of our directors and nominees and those of our currently serving executive officers who are named in the Summary Compensation Table below under “Executive Compensation—Summary Compensation Table;” (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of either class of our common stock. We believe that all of the people and entities listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

	Shares Beneficially Owned
	Class A Common Stock			Class B Common Stock(1)
Name of Beneficial Owners	Shares		%	Shares		%
Directors and Executive Officers
Steven J. Smith	100		*	1,379,783	(2)	20.5%
Andre J. Fernandez	2,500		*	252,589		3.8%
Elizabeth Brenner	1,767		*	388,927	(3)	5.8%
James P. Prather	—		—	30,878		*
Steven H. Wexler	—		—	66,891	(4)	*
David J. Drury	9,000		*	52,500		*
David G. Meissner	544,618	(5)	1.2%	569,393	(5)	8.5%
Jonathan Newcomb	—		—	82,640		1.2%
Ellen F. Siminoff	—		—	98,571		1.5%
Mary Ellen Stanek	7,000		*	52,500		*
Owen Sullivan	—		—	44,041		*
Jeanette Tully	—		—	52,500		*
Dean H. Blythe	—		—	—		—
All directors and executive officers as a group (20 persons)	578,253		1.3%	3,329,218		49.5%

Other Holders
Gamco Asset Management Inc.(6)	7,230,308		16.5%	—		—
MSDC Management, L.P.(7)	5,785,309		13.2%	—		—
BlackRock, Inc.(8)	2,216,845		5.0%	—		—
The Vanguard Group, Inc.(9)	2,347,346		5.3%	—		—
Troob Capital Management(10)	3,218,819		7.3%	—		—
LSV Asset Management(11)	2,193,200		5.0%	—		—
Judith Abert Meissner Marital Trust(12)	474,904		1.1%	466,915		6.9%
Dimensional Fund Advisors LP(13)	3,248,325		7.4%	—		—

*	Denotes less than 1%

(1)	Each class B share is convertible at any time into one class A share.

(2)	Includes 637,000 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $5.60 on the record date, Mr. Smith would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(3)	Includes 198,000 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $5.60 on the record date, Ms. Brenner would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(4)	Includes 39,905 shares of class B common stock that Mr. Wexler has pledged as security.

(5)	Mr. Meissner’s stock ownership includes 544,618 shares of class A common stock and 466,914.633 shares of class B common stock beneficially owned through his position as trustee of the Judith Abert Meissner Marital Trust and trusts for the benefit of Mr. Meissner’s children.

(6)	The number of shares owned set forth in the table is as of or about June 9, 2011, as reported by Gamco Asset Management, Inc. et al (“Gamco”) in its Schedule 13D/A filed with the Securities and Exchange Commission on June 10, 2011. The address for this shareholder is One Corporate Center, Rye, NY 10580. Gamco has sole voting power with respect to 7,038,308 of these shares and sole dispositive power with respect to 7,230,308 of these shares.

(7)	The number of shares owned set forth in the table is as of or about December 31, 2012, as reported by MSDC Management, L.P. et al (“MSDC”) in its Schedule 13D/A filed with the Securities and Exchange Commission on February 14, 2013. The address for this shareholder is 645 Fifth Avenue, 21st Floor, New York, NY 10022. MSD has shared voting and dispositive power with respect to 5,785,309 shares.

(8)

The number of shares owned set forth in the table is as of or about December 31, 2012, as reported by BlackRock, Inc. (“BlackRock”) in its Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013. The address for this shareholder is 40 East 52nd Street, New York, NY 10022. BlackRock has sole voting and dispositive power with respect to 2,216,845 of these shares.

(9)	The number of shares owned set forth in the table is as of or about December 31, 2012, as reported by The Vanguard Group, Inc. (“Vanguard”) in its Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013. The address for this shareholder is 100 Vanguard Blvd. Malvern, PA 19355. Vanguard has sole dispositive power with respect to 2,301,293 of these shares and sole voting power with respect to 46,353 of these shares.

(10)	The number of shares owned set forth in the table is as of or about December 31, 2012, as reported by Troob Capital Management LLC (“Troob”) in its Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. The address for this shareholder is 777 Westchester Avenue, Suite 203, White Plains, NY 10604. Troob has shared voting and dispositive power with respect to 3,218,819 of these shares.

(11)	The number of shares owned set forth in the table is as of or about December 31, 2009, as reported by LSV Asset Management (“LSV”) in its Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2010. The address for this shareholder is One N. Wacker Drive, Suite 4000, Chicago, IL 60606. LSV has sole voting power with respect to 2,193,200 of these shares and sole dispositive power with respect to 2,193,200 of these shares.

(12)	The address for this shareholder is c/o vonBriesen & Roper, S.C., 411 E. Wisconsin Avenue, Suite 700, Milwaukee, WI 53202. David G. Meissner is a beneficiary and trustee of the Judith Abert Meissner Marital Trust; consequently, the shares held by this shareholder are also reflected in Mr. Meissner’s holdings.

(13)	The number of shares owned set forth in the table is as of or about December 31, 2012, as reported by Dimensional Fund Advisors LP (“Dimensional”) in its Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013. The address for this shareholder is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional has sole dispositive power with respect to 3,248,325 of these shares and sole voting power with respect to 3,167,994 of these shares.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

The Board adopted in February 2007 written policies and procedures regarding transactions with related persons. For purposes of the policy:

•	a “related person” means any of our directors, executive officers, nominees for director, five percent or greater shareholder or any of their immediate family members; and

•

a “related person transaction” generally means a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director or nominee for director is required to disclose to the Nominating and Corporate Governance Committee certain information relating to related person transactions for review and approval or ratification by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must disclose any material related person transactions to the full Board.

Disclosure to the Nominating and Corporate Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Nominating and Corporate Governance Committee’s decision to approve or ratify a related person transaction is to be based on the Nomination and Corporate Governance Committee’s determination that consummation of the transaction is in, or was not contrary to, our best interests. The Nominating and Corporate Governance Committee has approved or ratified all related person transactions that occurred in 2012.

Agreement with Grant Family Shareholders

In connection with our initial public offering in May 2003, we entered into a shareholders agreement with our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust (the latter two of which, including any successor thereto or permitted transferees thereof, we refer to collectively as the Grant family shareholders). On August 22, 2007, the parties entered into an amendment to the shareholders agreement, and on August 12, 2012, the parties entered into a second amendment to the shareholders agreement.

Pursuant to the second amendment, we repurchased all 3,264,000 outstanding shares of our class C common stock, including all rights associated with such shares of class C common stock, in exchange for $6,245,536 in cash and the issuance of 15 unsecured subordinated promissory notes with an aggregate principal amount of $25,598,988.96 and bearing interest at a rate of 7.25% per annum. The cash payment equaled the amount of the minimum unpaid and undeclared dividend on the class C common stock through August 12, 2012.

The aggregate principal amount of the subordinated notes was determined by multiplying the volume weighted average price of our class A common stock on the NYSE over the five consecutive trading days ending on (and including) August 10, 2012 of $5.75 by the number of fully diluted shares of class C common stock (each class C share was convertible into 1.363970 shares of class A common stock pursuant to our Articles of Incorporation for a total of 4,451,998 shares on a class A-equivalent basis).

Six of the subordinated notes, with an aggregate principal amount of approximately $7.66 million, were paid on September 21, 2012 ($1.34 million) and December 21, 2012 ($6.32 million). One of the subordinated notes, with an aggregate principal amount of $2.0 million, which was due on July 15, 2013, was also prepaid without premium or penalty on December 21, 2012. The remaining eight subordinated notes, with an aggregate principal amount of approximately $15.94 million, are payable in six equal annual installments on September 30 of each of 2013, 2014, 2015, 2016, 2017 and 2018, with no prepayment right. Interest on the notes is payable quarterly. One of the remaining subordinated notes, with a principal amount of $7.62 million, was issued to the Judith Abert Meissner Marital Trust, a beneficial owner of more than 5% of the issued and outstanding shares of our class B common stock. David G. Meissner, a current member of the Board, who is not standing for reelection at the Annual Meeting, is a beneficiary and trustee of this trust. An additional three of the remaining subordinated notes, with an aggregate principal amount of $751,592, were issued to trusts for the benefit of Mr. Meissner’s children in which Mr. Meissner serves as trustee. The cash for the repurchase to the Judith Abert Meissner Marital Trust and the trusts for the benefit of Mr. Meissner’s children in which Mr. Meissner serves as trustee was $2.04 million.

In connection with our repurchase of the shares of class C common stock, the shareholders agreement terminated, except for certain representations and warranties made by the parties in connection with the repurchase. The class C common stock had rights that included, among others, a minimum dividend, rights to approve strategic transactions or to receive a premium in the event of a strategic transaction, conversion rights, two votes per share, and a right to designate a board nominee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in 2012, other than Ms. Faith Perkins who filed a late Form 3 on December 14, 2012 with respect to her appointment as Vice President, Human Resources on August 27, 2012.

Corporate Governance Matters

We have adopted a Code of Ethics for Financial Executives (meeting the definition of “code of ethics” as that term is defined in Item 406(b) of Regulation S-K) that applies to our Chief Executive Officer and senior financial and accounting officers and employees. We have also adopted a Code of Ethics, applicable to all employees, and a Code of Conduct and Ethics for members of the Board of Directors, applicable to all directors, which together satisfy the requirements of the NYSE regarding a “code of business conduct.” Finally, we have adopted Corporate Governance Guidelines addressing the subjects required by the NYSE. Copies of the foregoing, as well as the charters of our Board committees and our director independence standards, are available free of charge on our web site at www.journalcommunications.com, and this information is available in print to any shareholder who requests it by writing to Mary Hill Taibl, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661.

Miscellaneous

We will bear the cost of soliciting proxies in connection with the Annual Meeting. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose.

A shareholder who intends to present a proposal at, and have the proposal included in our proxy statement for, an annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, proposals submitted for the 2014 Annual Meeting must be received by us by no later than November 21, 2013. A shareholder who intends to present a proposal at an annual meeting (including nominating persons for election as directors) but does not intend to have the proposal included in our proxy statement for such meeting must comply with the requirements set forth in our Bylaws and discussed above under “Election of Directors—Board Meetings and Committees—Nominating and Corporate Governance Committee.” Under our Bylaws, if we do not receive such notice prior to December 31, 2013 (assuming a meeting date before May 1, 2014), then the notice will be considered untimely and we will not be required to present such proposal at the 2014 Annual Meeting. If the Board chooses to present such proposal at the 2014 Annual Meeting, then the persons named in proxies solicited by the Board for the 2014 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Pursuant to SEC rules, services that deliver our communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders, proxy statement and proxy card. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders, proxy statement and/or proxy card to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Mary Hill Taibl, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661, phone number (414) 224-2057.

We have filed an Annual Report on Form 10-K with the SEC for the fiscal year ended December 30, 2012. This Form 10-K has been bound with our 2012 annual report to shareholders and accompanies this Proxy Statement.

JOURNAL COMMUNICATIONS, INC.

/s/ Mary Hill Taibl
Mary Hill Taibl
Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer

Milwaukee, Wisconsin

March 21, 2013

DRIVING DIRECTIONS TO JOURNAL COMMUNICATIONS, INC.

2013 ANNUAL MEETING OF SHAREHOLDERS

Imperial Ballroom

Pfister Hotel

424 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Directions from the North:

Take I-43 South towards Milwaukee. Take the I-794 East exit, Exit 72B, towards Lakefront. Take the Plankinton Avenue exit, Exit 1D. Turn slight left onto North Plankinton Avenue. Turn right onto West Wisconsin Avenue. 424 East Wisconsin Avenue is on the left.

Directions from the South:

Take I-43 North towards I-94 West / Milwaukee. Take Exit 310C towards I-794 East / Lakefront. Take the Plankinton Avenue exit, Exit 1D. Turn slight left onto North Plankinton Avenue. Turn right onto West Wisconsin Avenue. 424 East Wisconsin Avenue is on the left.

Directions from the West:

Take I-94 East towards Milwaukee. Take the I-794 East exit, Exit 310C, on the left towards Lakefront / Port of Milwaukee. Take the St. Paul Avenue / James Lovell Street exit, Exit 1H. Keep right to take the St. Paul Avenue ramp. Turn left onto West St. Paul Avenue. Turn left onto North Milwaukee Street / WI-32. Turn right onto East Wisconsin Avenue. 424 East Wisconsin Avenue is on the left.

JOURNAL COMMUNICATIONS, INC. 333 WEST STATE STREET MILWAUKEE, WI 53201-0661

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1. 1. Election of Directors Nominees	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.	☐

  01     Jeanette Tully                02    Dean H. Blythe

The Board of Directors recommends you vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	Non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement	☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013	☐	☐	☐

  NOTE: This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this Proxy will be voted

  FOR each of the Board of Directors’ nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign the full corporate or partnership name, by an authorized officer.

SHARES
CUSIP #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date	SEQUENCE #

  0000157790_1    R1.0.0.51160

02    0000000000

JOURNAL COMMUNICATIONS, INC. 2013 Annual Meeting of Shareholders May 7, 2013, 9:00 A.M. Central Time Pfister Hotel Imperial Ballroom 424 East Wisconsin Avenue Milwaukee, Wisconsin 53202

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report is/are available at www.proxyvote.com.

This proxy is solicited on behalf of the Board of Directors of Journal Communications, Inc.

The undersigned appoints Steven J. Smith and Andre J. Fernandez, and each of them, and each with full power of substitution, as Proxies to vote all of the shares of class A common stock and/or class B common stock of Journal Communications, Inc. held of record by the undersigned as of the close of business on March 1, 2013 at the 2013 Annual Meeting of Shareholders, to be held on May 7, 2013, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the 2012 Annual Report to Shareholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other Proxy executed previously for the 2013 Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on the reverse side of this Proxy. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3 listed on the reverse side of this Proxy. Therefore, to direct a vote FOR each of the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3, you need not mark any box. Simply sign, date and return this Proxy.

If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of Journal Communications, Inc. common stock you own will not be voted.

Please be sure to sign on the reverse side of this Proxy exactly as your name appears next to the signature line.

Shares of class A common stock are entitled to one vote per share and shares of class B common stock are entitled to ten votes per share on each matter submitted to shareholders at the Annual Meeting.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

0000157790_2    R1.0.0.51160